SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Logitech International S.A.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[TBD]

To our shareholders:

You are cordially invited to attend Logitech’s 2014 Annual General Meeting. The meeting will be held on [TBD] at 2:00 p.m. at [TBD], in Lausanne, Switzerland.

Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, instructions on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

Whether or not you plan to attend the Annual General Meeting, your vote is important.

Thank you for your continued support of Logitech.

Guerrino De Luca Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
[TBD]
2:00 p.m. (registration starts at 1:30 p.m.)
[TBD] – Lausanne, Switzerland

*****

AGENDA

A. Reports

Report on Operations for the fiscal year ended March 31, 2014

B. Proposals

1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2014
2.	Advisory vote on executive compensation
3.	Appropriation of retained earnings and declaration of dividend
4.	Amendment of the Company’s Articles of Incorporation
5.	Authorization to exceed 10% holding of own share capital
6.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2014
7.	Elections to the Board of Directors
	7.1.	Re-election of Mr. Daniel Borel
	7.2	Re-election of Mr. Matthew Bousquette
	7.3.	Re-election of Mr. Kee-Lock Chua
	7.4	Re-election of Mr. Bracken P. Darrell
	7.5.	Re-election of Ms. Sally Davis
	7.6.	Re-election of Mr. Guerrino De Luca
	7.7.	Re-election of Mr. Didier Hirsch
	7.8.	Re-election of Dr. Neil Hunt
	7.9.	Re-election of Ms. Monika Ribar
	7.10.	Election of Mr. Dimitri Panayotopoulos
8.	Election of the Chairman of the Board
9.	Elections to the Compensation Committee
	9.1	Election of Mr. Matthew Bousquette
	9.2.	Election of Ms. Sally Davis
	9.3.	Election of Dr. Neil Hunt
	9.4.	Election of Ms. Monika Ribar
10.	Election of [TBD] as Logitech’s auditors and ratification of the appointment of [TBD] as Logitech’s independent registered public accounting firm for fiscal year 2015
11.	Election of Ms. Béatrice Ehlers as Independent Representative

Apples, Switzerland, [TBD]

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2014 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be made available to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on [TBD].

The Response Coupon is solicited on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on [TBD] at 2:00 p.m. at [TBD], in Lausanne, Switzerland.

Who is entitled to vote at the meeting?

Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, Computershare) on [TBD] have the right to vote. No shareholders will be entered in the Share Register between [TBD] and the day following the meeting. As of September 30, 2014, there were [__________] shares registered and entitled to vote out of a total of 163,259,279 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between September 30, 2014 and [TBD].

For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners” below.

Who is a registered shareholder?

If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, Computershare, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent or made available to you by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, and our principal executive office in the United States is at 7600 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

How can I obtain Logitech’s proxy statement (including the full description of the proposals), annual report and other annual reporting materials?

A copy of our 2014 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2014 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission by [TBD]. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

If I am not a registered shareholder, can I attend and vote at the meeting?

You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by [TBD] or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, CH-6343 Rotkreuz, Switzerland, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

If you do not plan to attend the meeting, you may mark the box under Option 3 on the enclosed Response Coupon to appoint the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

If you wish to attend the meeting, you will need to obtain an admission card. You may obtain an admission card by marking Option 1 on the Response Coupon, and sending the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by [TBD]. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of [TBD], you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by [TBD]. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on [TBD] will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again, you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give general instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting.

Who can I contact if I have questions?

If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on [TBD] may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between [TBD] and [TBD], which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of [TBD] votes but subsequently sells their shares before [TBD], their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of [TBD] that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of [TBD] will have their votes increased or decreased to reflect their shareholdings as of [TBD].

If you acquire Logitech shares in “street name” after [TBD] through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent or made available to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before [TBD] as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote on executive compensation), Proposal 3 (Appropriation of retained earnings and declaration of dividend), Proposal 4 (Amendment of the Company’s Articles of Incorporation), Proposal 5 (Authorization to exceed 10% holding of own share capital), Proposal 6 (Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2014), Proposal 7 (Elections to the Board of Directors), Proposal 8 (Election of the Chairman), Proposal 9 (Elections to the Compensation Committee), Proposal 11 (Election of the Independent Representative). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Standard Time) on [TBD] to deliver your voting instructions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How do I obtain a separate set of proxy materials or request a single set for my household in the United States?

We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our investor relations group at +1-510-713-4220 or write to Investor Relations, 7600 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to investor relations.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada, please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before that deadline as possible.

OTHER MEETING INFORMATION

Meeting Proposals

There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, you thereby give general instructions to the Independent Representative to vote your shares in accordance with the recommendations of the Board of Directors for such agenda items as well as for new and amended proposals that could be formulated during the course of the meeting. If you are a beneficial owner of shares held in “street name” in the United States or Canada, if other matters are properly presented for voting at the meeting and you have provided discretionary voting instructions on a voting instruction card or through the Internet or other permitted voting mechanisms or have not provided voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

We do not expect to retain a proxy solicitation firm. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. In the United States, we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2014 Annual General Meeting

Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing and describe the proposal. With respect to the 2014 Annual General Meeting, the deadline to receive proposals for the agenda is November 4, 2014. In addition, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2014 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2015 Annual General Meeting

We anticipate holding our 2015 Annual General Meeting on or about September 9, 2015, and therefore mailing the Invitation and Proxy Statement for the 2015 Annual General Meeting on or about July 23, 2015. A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2015 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 9, 2015. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2015 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 25, 2015. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2015 Annual General Meeting.

Nominations of Director Candidates

Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2014

Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2014.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2014

Proposal

The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2014 be approved.

Explanation

The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2014 are contained in Logitech’s Annual Report, which was made available to all registered shareholders on or before the date of this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report forms part of this Invitation and Proxy Statement. Copies of the Annual Report, Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2014.

We expect PricewaterhouseCoopers S.A., as Logitech auditors, to issue an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. We expect PricewaterhouseCoopers S.A. to express their opinion that the “consolidated financial statements for the year ended March 31, 2014 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law.” We expect that they further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2014.

Proposal 2

Advisory Vote on Executive Compensation

Proposal

The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2014.

Explanation

At Logitech’s 2009 and 2010 Annual General Meetings, the Logitech Board of Directors voluntarily asked shareholders to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. This proposal, commonly known as a “say-on-pay” proposal, gave our shareholders the opportunity to express their views on our compensation as a whole. Shareholders were supportive of our compensation philosophy, policies and practices in those years and every year since.

Beginning with the 2011 Annual General Meeting, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. At the 2011 Annual General Meeting, shareholders approved a proposal to take this vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.

This say-on-pay vote is advisory and therefore is not binding. However, the say-on-pay vote will provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.

As discussed in the Compensation Discussion and Analysis section of Logitech’s 2014 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by balancing annual and long-term performance;

  provide a balance between short-term and long-term objectives and results;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented culture; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in the Annual Report and this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2014 are also set out in the Compensation Report.

While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, motivating and retaining executives and employees.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:

“Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3

Appropriation of Retained Earnings and Declaration of Dividend

Proposal

The Board of Directors proposes that CHF [TBD] (US $[TBD] based on the exchange rate on March 31, 2014) of retained earnings be appropriated as follows:

Year ended
March 31, 2014
Retained earnings available at the end of fiscal year 2014	CHF	[TBD]
Proposed dividends *	CHF	([TBD]	)
Balance of retained earnings to be carried forward	CHF	[TBD]

The Board of Directors proposes distribution of a gross dividend of CHF [TBD] per share (US $[TBD] per share based on the exchange rate on March 31, 2014), or an aggregate amount of approximately CHF [TBD].*

No distribution shall be made on shares held in treasury by the Company and its subsidiaries.

If the proposal of the Board of Directors is approved, the dividend payment of CHF [TBD] per share (or CHF [TBD] per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about [TBD] to all shareholders on record as of the record date (which will be on or about [TBD]). We expect that the shares will be traded ex dividend as of approximately [TBD].

Explanation

Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2014 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

The proposal of the Board of Directors to distribute a gross dividend of CHF [TBD] per share is an indication of the Board of Directors’ confidence in the future of the Company. Since fiscal year 2013, the Board of Directors decided on a recurring annual gross dividend and not on an occasional one. As a consequence, the Company expects to propose such a dividend to the shareholders of the Company every year (subject to the approval of the Company’s statutory auditors in the applicable year).

Other than the distribution of the dividend, the Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.
____________________

*	Calculated based on a gross dividend of CHF [TBD] per share and [___________] shares outstanding, net of treasury shares, as of March 31, 2014. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2014, including the payment of a dividend to shareholders in an amount of CHF [TBD] per share.

Proposal 4

Amendment of the Articles of Incorporation in order to Comply with the New Swiss Corporate Law

Proposal

The Board of Directors proposes that the Company’s Articles of Incorporation be amended to reflect recent changes to the Swiss legal framework.

The Board of Directors proposes the Articles of Incorporation of the Company be amended in the matter set forth in Appendix A attached at the end of this Invitation and Proxy Statement.

Explanation

On January 1, 2014, Swiss corporate law was amended by the entry into force of the Ordinance Against Excessive Compensation by Listed Companies, commonly referred to as the “Minder Ordinance”.

The “Minder Ordinance” introduces, among other things, the following amendments to Swiss corporate law:

  mandatory election by shareholders, on an individual basis, of the members of the Board of Directors, the Chairman of the Board, the members of the Compensation Committee and the Independent Representative of shareholders (Independent Representative) for a term of office ending at the closing of the following annual general meeting;

  annual binding shareholder vote on the aggregate compensation of the Board of Directors and Executive Officers; and

  prohibition of institutional representation of shareholders at the annual general meeting, other than through the Independent Representative. Under the new legislation, shareholders have the choice to attend the shareholders' meetings in person, appoint a proxy of their choice, or give proxy to the Independent Representative.

Also, the Minder Ordinance requires that the Articles of Incorporation of Swiss listed companies include, among other things, provisions regarding the approval of the compensation of the Board of Directors and Executive Officers, the main powers and duties of the Compensation Committee of the Board, the basic principles of the compensation of the members of the Board of Directors and Executive Officers, the maximum number of external mandates of members of the Board of Directors and Executive Officers and the maximum duration of agreements between the company and members of the Board of Directors and Executive Officers relating to compensation.

Therefore, the Board of Directors proposes to amend the Articles of Incorporation of the Company to satisfy the requirements set forth in the new legislation.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of the proposed amendments to the Articles of Incorporation.

Proposal 5

Authorization to Exceed 10% Holding of Own Share Capital

Proposal

The Board of Directors proposes that shareholders authorize the Company to hold more than 10 percent of its own shares.

Explanation

Under Swiss corporate law, shares that are repurchased are not automatically cancelled, but instead are held in the Company’s treasury pending either shareholder approval of their cancellation or re-use by the Company to cover delivery obligations, subject to certain time limits and procedures. Members of the Board of Directors may be exposed to personal liability under Swiss law for harm to the company as a result of it holding more than 10 percent of its own shares. Approval of this proposal may lessen the potential personal liability of the members of the Board of Directors in such a circumstance.

At the Company’s 2012 and 2013 Annual General Meetings, shareholders authorized the Company to hold more than 10 percent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased with a view to being cancelled at the 2013 and/or 2014 and 2014 and/or 2015, respectively, Annual General Meetings of the Company. On August 9, 2013, the Company’s original share repurchase program, including its “second trading line” that permitted the Company to comply with its obligations under the Swiss tax laws in connection with repurchasing shares above the 10 percent threshold, expired. In March 2014, the Company announced approval of a new $250 million share repurchase program that is expected to remain in effect for three years.

As of September 26, 2014, Logitech held approximately 5.7 percent of its own shares in its treasury and, under share repurchase plans authorized by the Board of Directors, the Company may acquire up to approximately US $250 million of additional shares until April 24, 2017. If the Company continues repurchases under its current stock repurchase program or begins a new stock repurchase program, it may again accumulate shares in treasury approaching or exceeding 10 percent of its issued capital.

In order to provide the Company with continued flexibility in the management of its capital, the Board of Directors seeks authorization to cause the Company to hold more than 10 percent of its own shares, to the extent that the shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled. In the event of a negative vote on this proposal by shareholders, the Board of Directors will cause the Company not to exceed a 10 percent holding of its own shares.

There are potential adverse tax consequences to the Company that may be avoided through repurchasing shares above the 10 percent threshold through a “second trading line” with withholding tax arrangements. Should the Board of Directors resolve to make use of the authorization in this proposal, it would apply for applicable approval by the Swiss Takeover Board, and apply for the opening of a second trading line on the SIX Swiss Exchange in order to purchase shares for cancellation. It will also take other appropriate action to levy the withholding tax that would be due in such a case.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

The Board of Directors recommends a vote “FOR” approval of the following resolution:

“The Company shall be authorized to hold more than 10 percent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled on the occasion of a reduction of share capital, to be proposed to the Annual General Meeting of the Company in 2015 and/or 2016.”

Proposal 6

Release of the Board of Directors and Executive Officers from Liability for Activities during
Fiscal Year 2014

Proposal

The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2014.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2014 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2014 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2014.

Proposal 7

Elections to the Board of Directors

Our Board of Directors is presently composed of nine members. Until 2012, each director was elected for a term of three years. At the Company’s 2012 Annual General Meeting, shareholders approved a change such that each director, starting with the directors elected last year, will be subject to a term of one year.

At the recommendation of the Nominating Committee, the Board has nominated the ten individuals below to serve as directors for a one-year term, beginning in each case as of the Annual General Meeting on [TBD]. Nine of the nominees currently serve as members of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on [TBD]. The tenth nominee was recommended by the Nominating Committee of the Board and approved by the Board in October 2014 as a nominee for election to the Board.

The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.

Under Swiss law, Board members may only be appointed by shareholders. If the individuals below are elected, the Board will be composed of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

7.1 Re-election of Mr. Daniel Borel

Proposal: The Board of Directors proposes that Mr. Daniel Borel be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Borel, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.2 Re-election of Mr. Matthew Bousquette

Proposal: The Board of Directors proposes that Mr. Matthew Bousquette be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Bousquette, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.3 Re-election of Mr. Kee-Lock Chua

Proposal: The Board of Directors proposes that Mr. Kee-Lock Chua be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Chua, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.4 Re-election of Mr. Bracken P. Darrell

Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Mr. Bracken P. Darrell, be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Darrell, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.5 Re-election of Ms. Sally Davis

Proposal: The Board of Directors proposes that Ms. Sally Davis be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Ms. Davis, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.6 Re-election of Mr. Guerrino De Luca

Proposal: The Board of Directors proposes that Mr. Guerrino De Luca be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. De Luca, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.7 Re-election of Mr. Didier Hirsch

Proposal: The Board of Directors proposes that Mr. Didier Hirsch be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Hirsch, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.8 Re-election of Dr. Neil Hunt

Proposal: The Board of Directors proposes that Dr. Neil Hunt be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.9 Re-election of Ms. Monika Ribar

Proposal: The Board of Directors proposes that Ms. Monika Ribar be re-elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Ms. Ribar, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

7.10 Election of Dimitri Panayotopoulos

Proposal: In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that Mr. Dimitri Panayotopoulos be elected to the Board for a one-year term ending at the closing of the 2015 Annual General Meeting.

Dimitri Panayotopoulos is a Senior Advisor at The Boston Consulting Group, a global management consulting firm. Prior to joining The Boston Consulting Group in April 2014, Mr. Panayotopoulos served with The Procter & Gamble Company (“P&G”), a consumer brand company, from 1977 to 2014. At P&G, he served as Vice Chairman and Advisor to the Chairman & Chief Executive Officer at P&G from July 2013 to January 2014, Vice Chairman of Global Business Units from May 2011 to July 2013, Vice Chairman of Global Household Care Group from July 2007 to May 2011, Group President of Global Fabric Care from July 2004 to July 2007, President of Central and Eastern Europe, Middle East and Africa from July 2001 to July 2004, and President-Greater China from 1999 to July 2001. Mr. Panayotopoulos served in various executive, managerial and other positions with P&G in sales, brand management and advertising in Europe (including Switzerland), Egypt and the Far East from 1977 to 1999. Mr. Panayotopoulos holds a B.A. degree from Sussex University, U.K. He is 63 years old and is a U.K. national.

Mr. Panayotopoulos brings senior leadership, strategic, financial, consumer brand marketing and global experience to the Board from his former leadership positions with P&G in a broad spectrum of regions.

Voting Requirement to Approve Proposals

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 8

Election of the Chairman of the Board

Following entry into force of the so-called “Minder Ordinance” on January 1, 2014, Swiss law requires that the Chairman of the Board of Directors be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.

Proposal: The Board of Directors proposes that Mr. Guerrino De Luca be elected as Chairman of the Board of Directors for a one-year term ending at the closing of the 2015 Annual General Meeting.

Voting Requirement to Approve Proposals

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

The Board of Directors recommends a vote “FOR” the election of Mr. Guerrino De Luca as Chairman of the Board of Directors.

Proposal 9

Elections to the Compensation Committee

Our Compensation Committee is presently composed of four members. Following the amendment to the Swiss corporate law on January 1, 2014, the members of the Compensation Committee are to be elected annually and individually by the shareholders. Only members of the Board of Directors can be elected as members of the Compensation Committee.

At the recommendation of the Nominating Committee, the Board of Directors has nominated the four individuals below to serve as member of the Compensation Committee for a term of one year. All of the nominees currently serve as members of the Compensation Committee and, as required by our Compensation Committee charter, are independent in accordance with the requirements of the listing standards of the Nasdaq Stock Market, the outside director definition of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, the definition of a “non-employee director” for purposes of Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission, and Rule 10C-1(b)(1) of the U.S. Securities Exchange Act of 1934, as amended.

The term of office ends at the closing of the next Annual General Meeting. There will be a separate vote on each nominee.

9.1 Election of Mr. Matthew Bousquette

Proposal: The Board of Directors proposes that Mr. Matthew Bousquette be elected to the Compensation Committee for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Mr. Bousquette, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

9.2 Election of Ms. Sally Davis

Proposal: The Board of Directors proposes that Ms. Sally Davis be elected to the Compensation Committee for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Ms. Davis, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

9.3 Election of Dr. Neil Hunt

Proposal: The Board of Directors proposes that Dr. Neil Hunt be elected to the Compensation Committee for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Dr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

9.4 Election of Ms. Monika Ribar

Proposal: The Board of Directors proposes that Ms. Monika Ribar be elected to the Compensation Committee for a one-year term ending at the closing of the 2015 Annual General Meeting.

For biographical information and qualifications of Ms. Ribar, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page [__] below.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

Our Board of Directors recommends a vote “FOR” the election to the Compensation Committee of each of the above nominees.

Proposal 10

Election of [TBD] as Logitech’s Auditors and Ratification of the Appointment
of [TBD] as Logitech’s Independent Registered Public Accounting Firm for
Fiscal Year 2015

Proposal

The Board of Directors proposes that [TBD] be elected as auditors of Logitech International S.A. for a one-year term and that the appointment of [TBD] as Logitech’s independent registered public accounting firm for fiscal year 2015 be ratified.

Explanation

[TBD], or [TBD], upon recommendation of the Audit Committee of the Board, is proposed for election for one year as auditors for Logitech International S.A.

The Audit Committee has also appointed [TBD], or [TBD], the U.S. affiliate of [TBD], as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of [TBD] as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of [TBD] to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain [TBD]. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.

Information on the fees paid by Logitech to [TBD], as well as further information regarding [TBD], is set out below under the heading “Independent Auditors” and “Report of the Audit Committee.”

A member of [TBD] will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of [TBD] as auditors of Logitech International S.A. and the ratification of the appointment of [TBD] as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2015.

Proposal 11

Election of Ms. Béatrice Ehlers as Independent Representative

Following entry into force of the so-called “Minder Ordinance” on January 1, 2014, Swiss law requires that the independent representative of the shareholders (Independent Representative) be elected on the occasion of each Annual General Meeting for a one-year term ending at the closing of the following Annual General Meeting.

Proposal

The Board of Directors proposes that Ms. Béatrice Ehlers be elected as Independent Representative for a one-year term ending at the closing of the 2015 Annual General Meeting.

Explanation

Shareholders may either represent their shares themselves or have them represented by a third party, whether or not a shareholder, if the latter is given a written proxy. In accordance with Swiss law, each shareholder may be represented at the meeting by the Independent Representative, Ms. Béatrice Ehlers, or by a third-party proxy. Ms. Ehlers is a notary public and has served as the Independent Representative at previous annual general meetings.

Under Swiss corporate law, the Independent Representative must satisfy strict independence requirements. In the absence of instructions, the Independent Representative must abstain from voting. General voting instructions can be given with respect to a particular general meeting of shareholders with respect to proposals and agenda items that have not been disclosed in the invitation to the general meeting.

Voting Requirement to Approve Proposal

The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of Ms. Béatrice Ehlers as Independent Representative.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

Logitech’s Articles of Incorporation set the minimum number of directors at three. We had nine members of the Board of Directors as of June 30, 2014. If all of the nominees to the Board presented in Proposal 7 are elected, the Board will have ten members.

BOARD OF DIRECTORS INDEPENDENCE

The Board of Directors has determined that each of our directors and director nominees, other than Daniel Borel, Bracken Darrell and Guerrino De Luca, qualifies as independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. The Company’s independent directors and director nominees include Matthew Bousquette, Kee-Lock Chua, Sally Davis, Didier Hirsch, Neil Hunt, Dimitri Panayotopoulos and Monika Ribar. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

MEMBERS OF THE BOARD OF DIRECTORS

The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Daniel Borel 64 Years Old Director since 1988 Co-Founder and former Chief Executive Officer and Chairman, Logitech International S.A. Swiss national

Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises funds for the Ecole Polytechnique Fédérale de Lausanne. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland.

As a Logitech co-founder, and its former Chairman and Chief Executive Officer, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

Matthew Bousquette 55 Years Old Director since 2005 Former Chairman, EGI Holdings LLC U.S. national

Matthew Bousquette is the former Chairman of the Board of EGI Holdings LLC, a U.S.-based producer of giftware and home and garden décor products, a position he held from 2007 through 2012. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Inc., Teleflora and the Procter & Gamble Company. He serves on the Board and as President of the District 181 Foundation, a foundation supporting initiatives that benefit local district students. Mr. Bousquette earned a BBA degree from the University of Michigan.

Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his former positions as chairman of a consumer products company and as a senior executive at Mattel.

Mr. Bousquette currently serves on the Audit Committee and Nominating Committee and is Chair of the Compensation Committee. He is also the Company’s Lead Independent Director. The Board of Directors has determined that he is an independent Director.

Kee-Lock Chua 53 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national

Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore-headquartered venture capital group. Prior to joining the Vertex Group in September 2008, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures, from 2006 to 2008. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. He serves on the Board of Yongmao Holdings Limited (where he is lead independent director), a publicly traded company in Singapore. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California.

Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former Chief Executive Officer of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

Mr. Chua currently serves on the Audit Committee and is Chair of the Nominating Committee. The Board of Directors has determined that he is an independent Director.

Bracken Darrell 51 Years Old Director since 2013 President and Chief Executive Officer, Logitech International S.A. U.S. national

Bracken P. Darrell joined Logitech as President in April 2012 and became Chief Executive Officer in January 2013. Prior to joining Logitech, Mr. Darrell served as President of Whirlpool EMEA and Executive Vice President of Whirlpool Corporation, a home appliance manufacturer and marketing company, from January 2009 to March 2012. Previously, Mr. Darrell had been Senior Vice President, Operations of Whirlpool EMEA from May 2008 to January 2009. From 2002 to May 2008, Mr. Darrell was with P&G (The Procter & Gamble Company), a consumer brand company, most recently as the President of its Braun GmbH subsidiary. Prior to rejoining P&G in 2002, Mr. Darrell served in various executive and managerial positions with General Electric Company from 1997 to 2002, with P&G from 1991 to 1997, and with PepsiCo Inc. from 1987 to 1989. Mr. Darrell currently serves on the Board of Trustees of Hendrix College. Mr. Darrell holds a BA degree from Hendrix College and an MBA from Harvard University.

In addition to being the President and Chief Executive Officer of the Company, Mr. Darrell brings senior leadership, consumer brand marketing and global experience to the Board.

Sally Davis 61 Years Old Director since 2007 Former Chief Executive Officer, BT Wholesale British national

Sally Davis is the former Chief Executive Officer of BT Wholesale, a division of BT Group responsible for providing telecommunications services and bandwidth to carriers and service providers globally, a position she held from 2007 until she retired in August 2011. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is a member of the Board of Telenor Group, a global mobile communications services company, and a member of the Board of CityFibre Infrastructure Holdings PLC, a fibre optic infrastructure company. She holds a BA degree from and is a Fellow of University College, London.

Ms. Davis’ experience as a Chief Executive of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

Ms. Davis currently serves on the Audit Committee, the Compensation Committee and the Nominating Committee. The Board of Directors has determined that she is an independent Director.

Guerrino De Luca 62 Years Old Director since 1998 Chairman, Logitech International S.A. Italian and U.S. national

Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. Mr. De Luca served as Logitech’s Chief Executive Officer from April 2012 to January 2013 and as acting President and Chief Executive Officer from July 2011 to April 2012. Previously, Mr. De Luca served as Logitech’s President and Chief Executive Officer from February 1998, when he joined the Company, to January 2008. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple Computer, Inc., a consumer electronics and computer company, from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a Laurea degree in Electronic Engineering from the University of Rome, Italy.

As Logitech’s Chairman and former Chief Executive Officer, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board and a deep knowledge of, passion for and commitment to Logitech, its people and its products.

Mr. De Luca currently is Chairman of the Board.

Didier Hirsch 63 Years Old Director since 2012 Senior Vice President and Chief Financial Officer, Agilent Technologies, Inc. French national

Didier Hirsch is the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc., a measurement company and a technology leader in chemical analysis, life sciences, diagnostics, electronics and communications. He has been with Agilent since 1999, and served as its Chief Accounting Officer from November 2007 to July 2010 and interim Chief Financial Officer from April 2010 until being promoted to his current position in July 2010. Mr. Hirsch also served Agilent as its Vice President, Corporate Controllership and Tax from 2006 until July 2010, Vice President and Controller from April 2003 to October 2006, and Vice President and Treasurer from September 1999 to April 2003. Mr. Hirsch had joined Hewlett-Packard Company in 1989, and served as Director of Finance and Administration of Hewlett-Packard Europe, Middle East and Africa (EMEA) from 1996 to 1999, Director of Human Resources of Hewlett-Packard EMEA from 1998 to 1999, Director of Finance and Administration of Hewlett-Packard Asia Pacific from 1993 to 1996, and Director of Finance and Administration of Hewlett-Packard France from 1989 to 1993. Prior to Hewlett-Packard, Mr. Hirsch worked in finance positions with Valeo Inc., Gemplus S.C.A., SGS-Thomson Microelectronics, I.B.H. Holding S.A., Bendix Corporation and Ford Motor Company. He serves on the Board of International Rectifier, a New York Stock Exchange (NYSE)-listed supplier of advanced power management technology. Mr. Hirsch holds an MS degree in Computer Sciences from Toulouse University and an MS degree in Industrial Administration from Purdue University.

As Chief Financial Officer of a leading public technology company, and with significant finance expertise developed over several decades at technology and manufacturing companies in the U.S.A., EMEA and Asia Pacific, Mr. Hirsch brings senior leadership, finance (including U.S. GAAP), technology and global experience to the Board.

Mr. Hirsch currently is Chair of the Audit Committee. The Board of Directors has determined that he is an independent Director.

Neil Hunt 52 Years Old Director since 2010 Chief Product Officer, Netflix, Inc. U.K. and U.S. national

Neil Hunt is the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest Internet TV service operating in more than 50 countries worldwide. He has been with Netflix since 1999, and is responsible for the design, implementation and operation of the technology at Netflix. Prior to his current position, he served as Vice President, Internet Engineering at Netflix from 1999 to 2002. From 1997 to 1999, Dr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Dr. Hunt is a member of the Board of Directors of Simply Hired, Inc., a private online job listings company. Dr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K.

Dr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with technology, product strategy and global expertise as well as senior leadership.

Dr. Hunt currently serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Monika Ribar 55 Years Old Director since 2004 Former President and Chief Executive Officer, Panalpina Group Swiss national

Monika Ribar is the former President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider, a position she held from October 2006 until she retired in May 2013. Ms. Ribar was a member of Panalpina’s Executive Board from February 2000 to May 2013, serving as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. She also serves on the Boards of the Lufthansa Group, an aviation group with global operations, Rexel SA, a French distributor of electrical supplies to professional users, SIKA AG, a SIX Swiss Exchange-listed supplier of specialty chemical products and industrial materials, and Swiss International Air Lines Ltd., the flag carrier airline of Switzerland and a subsidiary of the Lufthansa Group, and is the Vice Chairman of the Swiss Railway SBB, the Swiss rail carrier fully-owned by the Swiss government. Ms. Ribar holds a Master’s degree in Economics and Business Administration from the University of St. Gallen, Switzerland.

Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a member of other public company boards, Ms. Ribar also provides cross-board experience.

Ms. Ribar currently serves on the Audit Committee and the Compensation Committee. The Board of Directors has determined that she is an independent Director.

Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, or c/o Logitech Inc., 7600 Gateway Boulevard, Newark, CA 94560, USA.

Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2014 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Board Composition

The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. Similarly, the Nominating Committee does not have a formal policy on considering diversity in identifying candidates for election or re-election to the Board of Directors. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.

The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as: independence; understanding of and experience in technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

  Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

  Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to both major computer manufacturers and consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

  Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

  Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.

Identification and Evaluation of Nominees for Directors

Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, including the use of paid third parties to review candidates.

TERMS OF OFFICE OF DIRECTORS

Each director is elected individually by a separate vote of shareholders. Until 2012, each director was elected for a term of three years. At the Company’s 2012 Annual General Meeting, shareholders approved a change such that each director, starting with the directors elected at the 2012 Annual General Meeting, will be subject to a term of one year. Each director is being presented for re-election to the Board of Directors at the 2014 Annual General Meeting. Each director is eligible for re-election until his or her seventieth birthday. Directors may not seek reelection after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with his or her term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age limit mentioned above.

The year of appointment and remaining term of office as of March 31, 2014 for each director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel (1)	1988	Annual General Meeting 2014
Matthew Bousquette (1)	2005	Annual General Meeting 2014
Kee-Lock Chua (1)	2000	Annual General Meeting 2014
Bracken Darrell (2)	2013	Annual General Meeting 2014
Sally Davis (1)	2007	Annual General Meeting 2014
Guerrino De Luca (2)	1998	Annual General Meeting 2014
Didier Hirsch (1)	2012	Annual General Meeting 2014
Neil Hunt (1)	2010	Annual General Meeting 2014
Monika Ribar (1)	2004	Annual General Meeting 2014
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

BOARD RESPONSIBILITIES AND STRUCTURE

The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of investments or acquisitions of more than $10 million in the aggregate not included in the approved budgets;

  the approval of any expenditure of more than US $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.

The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

Board Leadership Structure

The Board has since 1997 had a general practice that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former Chief Executive Officer of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former Chief Executive Officer as Chairman, for matters such as: leadership continuity; day-to-day assistance to and oversight of the Chief Executive Officer and other executive officers; and facilitating communications and relations between the Board, the Chief Executive Officer, and other senior management.

Mr. De Luca, the Company’s former Chief Executive Officer and current Chairman, has served in that role since January 2008. On July 27, 2011, Mr. De Luca assumed the role of acting President and Chief Executive Officer, in addition to continuing his duties as Chairman, at the request of the Board of Directors. The Board appointed Bracken Darrell as President as of April 9, 2012, and he became the Chief Executive Officer as of January 1, 2013. The Board considered the holding of both the Chairman and Chief Executive Officer positions by Mr. De Luca as a temporary arrangement, and returned to its general practice of the positions being held by separate persons upon the appointment of Mr. Darrell as Chief Executive Officer.

The Chairman of the Board is elected by the shareholders on an annual basis, at the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is appointed at the Board meeting coinciding with the Annual General Meeting of Shareholders. As of September 30, 2014, the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Role of the Chairman and of the Chief Executive Officer

The Chairman assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.

The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Lead Independent Director

As appointed by the Board, Mr. Bousquette serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The Lead Independent Director is elected annually by the Independent Directors.

Means by Which the Board of Directors Supervises Executive Officers

The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.

The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.

Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.

Board Meetings

The Chairman sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

The Board typically holds regularly scheduled Board meetings twice each quarter: once for a review and discussion of the Company, its strategy or both, which lasts a full day to a day-and-a-half and in which all directors participate in person except in special individual circumstances; and once for a quarterly earnings-related meeting, which lasts for approximately an hour and in which directors participate in person or by telephone or video conference. Additional meetings of the Board may be held by telephone or video conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2014.

Independent Director Sessions

The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2014, separate sessions of the independent directors were held at five separate meetings.

Board Effectiveness

Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

The Board has standing Audit, Compensation, and Nominating Committees to assist the Board in carrying out its duties. During fiscal year 2014, the Board also had a Committee for Board Compensation but, in March 2014, the Committee for Board Compensation was terminated and its responsibilities were assigned to the Compensation Committee, composed entirely of independent directors. Each of the Board committees is now composed entirely of directors that are independent in accordance with the published listing requirements of the Nasdaq Stock Market and Swiss corporate governance best practices guidelines. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table.

Director	Audit	Compensation	Nominating
Daniel Borel
Matthew Bousquette	X	Chair	X
Kee-Lock Chua	X		Chair
Bracken Darrell
Sally Davis	X	X	X
Guerrino De Luca
Didier Hirsch	Chair
Neil Hunt		X
Monika Ribar	X	X

Attendance at Board, Committee and Annual Shareholders’ Meetings

In fiscal year 2014 the Board met twelve times, nine of which were regularly scheduled meetings. In addition, the Audit Committee met ten times, the Compensation Committee met four times, the Nominating Committee met five times, and the Committee for Board Compensation met one time. In addition to its meetings, the Board took six actions for approval by written consent during fiscal year 2014. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2014 Annual General Meeting. All of the incumbent directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2014 is as follows:

					Committee for
	Board of	Audit	Compensation	Nominating	Board
	Directors	Committee	Committee	Committee	Compensation
# of meetings held	12	10	4	5	1
Daniel Borel	10
Matthew Bousquette	12	10	4
Erh-Hsun Chang (1)	5	3
Kee-Lock Chua (2)	12	6	2	5
Bracken P. Darrell (3)	6
Sally Davis (4)	11	9	2	5
Guerrino De Luca	12			5	1
Didier Hirsch	11	10
Neil Hunt	12		4
Monika Ribar (4)	11	7	2
____________________

(1)	Mr. Chang did not stand for re-election as a director at the Annual General Meeting on September 4, 2013.

(2)	Mr. Chua joined the Audit Committee, effective as of September 5, 2014, and attended all six of the Audit Committee meetings that were held after that date and both of the Compensation Committee meetings that were held prior to that date. Prior to joining the Audit Committee, he attended one of the Committee meetings as an observer.

(3)	Mr. Darrell was elected to the Board as of the Annual General Meeting on September 4, 2013, and attended all six of the Board meetings that were held on or after that date.

(4)	Ms. Davis and Ms. Ribar each joined the Compensation Committee, effective as of September 4, 2014, and attended both of the Compensation Committee meetings that were held after that date. Prior to joining the Compensation Committee, each of them attended one of the Committee meetings as an observer.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

  reviews the adequacy of the Company’s internal controls and disclosure controls and procedures;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data;

  reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

The Audit Committee currently consists of Mr. Hirsch, Chairperson, Mr. Bousquette, Mr. Chua, Ms. Davis and Ms. Ribar. Mr. Erh-Hsun Chang participated as a member of the Committee until the Annual General Meeting on September 4, 2013. Mr. Chua joined the Committee as of the Board meeting on September 5, 2013. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Mr. Hirsch, Mr. Bousquette and Ms. Ribar are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

The Audit Committee met ten times in fiscal year 2014. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two-and-a-half to three-and-a-half hours, and six were held by telephone, for approximately an hour preceding the Company’s quarterly report of financial results and, starting in October 2013, for approximately half-an-hour preceding the filing of the Company’s quarterly report on Form 10-Q. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Vice President of Internal Audit and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, also attended each meeting. Other members of management also participated in certain meetings. Six meetings also included a separate session with representatives of the independent registered public accounting firm, and three meetings included separate sessions with the Chief Financial Officer and with the head of Internal Audit.

Compensation Committee

The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and non-executive Board members and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

The Compensation Committee currently consists of Mr. Bousquette, Chairman, Ms. Davis, Dr. Hunt and Ms. Ribar. Mr. Chua participated as a member of the Committee until the Annual General Meeting on September 4, 2013. Ms. Davis and Ms. Ribar joined the Committee as of the Board meeting on September 5, 2013. The Board of Directors has determined that each member of the Committee meets the independence requirements of the Nasdaq Stock Market listing standards.

The Compensation Committee met four times in fiscal year 2014. At the Committee’s invitation, the Company’s Vice President of People & Culture (formerly Worldwide Human Resources) and the Senior Director of Worldwide Compensation & Benefits attended each meeting, and the Committee’s independent advisor from Radford Consulting attended one meeting. All four meetings were held in person and each meeting lasted for one to three hours. In addition to its meetings, the Committee took seventeen actions for approval by written consent during fiscal year 2013.

Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

The Committee for Board Compensation established the compensation of the non-executive directors until March 31, 2014. The Committee consisted of Mr. De Luca during its period of activity in fiscal year 2014. The Committee for Board Compensation met one time in fiscal year 2014. The meeting was held in person and lasted up to approximately one hour. At the Committee’s invitation, the Company’s Senior Director of Worldwide Compensation & Benefits attended the meeting. The Committee was terminated as of March 25, 2014 and its responsibilities were assigned to the Compensation Committee, composed entirely of independent directors.

Nominating Committee

The Nominating Committee is composed of at least three members, with each of the members being non-executive, independent directors effective as of April 1, 2014. Among its duties, the Nominating Committee:

  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.

The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

The Nominating Committee currently consists of Mr. Chua, Chairman, Mr. Bousquette and Ms. Davis. Mr. De Luca, who is not an independent director under applicable Nasdaq rules and had been the Chairman of the Committee, stepped down from the Committee as of March 31, 2014. Mr. Bousquette joined the Committee as of April 1, 2014. The Board of Directors has determined that Mr. Chua, Mr. Bousquette and Ms. Davis meet the independence requirements of the Nasdaq Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met five times in fiscal year 2014. The meetings were held in person or by teleconference and lasted approximately one hour.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland

All such shareholder communications will be forwarded to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairman of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF SEPTEMBER 30, 2014

In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of September 30, 2014 by:

  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of September 30, 2014;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and current executive officers as a group.
				Total as a
	Number of	Shares that May	Total	Percentage of
	Shares	be Acquired	Beneficial	Shares
Beneficial Owner (1)	Owned (2)	Within 60 Days (3)	Ownership	Outstanding (4)
5% Shareholders:
Daniel Borel (5)	9,601,343	18,400	9,619,743	5.9%

Directors, not including the Chairman or the CEO:
Daniel Borel (5)	9,601,343	18,400	9,619,743	5.9%
Matthew Bousquette	38,453	93,400	131,853	*
Erh-Hsun Chang (6)	18,579	-	18,579	*
Kee-Lock Chua	69,972	33,400	103,372	*
Sally Davis	67,103	48,400	115,503	*
Neil Hunt	29,433	18,400	47,833	*
Monika Ribar	43,245	33,400	76,645	*
Didier Hirsch	6,228	27,468	33,696	*

Named Executive Officers
Guerrino De Luca	167,679	505,000	672,679	*
Bracken P. Darrell	114,513	650,000	764,513	*
Vincent Pilette	165,806	253,333	419,139	*
Marcel Stolk	30,727	-	30,727	*
L. Joseph Sullivan	52,515	250,750	303,265	*
Erik K. Bardman (7)	-	-	-	*
Michael Doktorczyk (8)	19,173	4,375	23,548	*
Current Directors and Executive Officers, as a Group (13)	10,405,596	1,931,951	12,337,547	7.6%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., Rue du Sablon 2-4 Morges, Switzerland / 7600 Gateway Boulevard, Newark, California 94560.

(2)	To Logitech's knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.

(3)	Includes shares represented by vested, unexercised options as of September 30, 2014 and options and restricted stock units that are expected to vest within 60 days after September 30, 2014. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For Ms. Davis, Ms. Ribar and Messrs. Borel, Bousquette, Chua and Hunt, 18,400 of the shares that they may acquire within 60 days vested on August 31, 2014 but will not settle until the Company is current on its periodic reports required to be filed with the SEC, at which time such shares will also be subject to a net issuance to cover withholding taxes. For Mr. Hirsch, 27,468 of the shares that he may acquire within 60 days vested on August 31, 2014 but will not settle until the Company is current on its periodic reports required to be filed with the SEC, at which time such shares will also be subject to a net issuance to cover withholding taxes. For Mr. Pilette, 253,333 of the shares that he may acquire within 60 days vested on September 15, 2014 but will not settle until the Company is current on its periodic reports required to be filed with the SEC, at which time such shares will also be subject to a net issuance to cover withholding taxes. For Mr. Sullivan, 4,500 of the shares that he may acquire within 60 days will vest on November 15, 2014, at which time such shares will also be subject to a net issuance to cover withholding taxes. For Mr. Doktorczyk, 4,375 of the shares that he may acquire within 60 days vested on August 15, 2014 but will not settle until the Company is current on its periodic reports required to be filed with the SEC, at which time such shares will also be subject to a net issuance to cover withholding taxes.

(4)	Based on 163,259,279 shares outstanding on September 30, 2014 (173,106,620 shares outstanding less 9,847,341 treasury shares outstanding).

(5)	The number of shares held by Mr. Borel includes (a) 53,000 shares held by a charitable foundation, of which Mr. Borel and other members of his family are board members and (b) 6,500 shares held by Mr. Borel's spouse. As of September 30, 2014, Mr. Borel's indicated sole investment and voting power with respect to 9,541,843 shares, shared investment power with respect to 59,500 shares and shared voting power with respect to 53,000 shares.

(6)	Mr. Chang did not stand for re-election as a director at the Annual General Meeting in September 2013.

(7)	Mr. Bardman resigned as an executive officer of the Company effective as of April 26, 2013.

(8)	Mr. Doktorczyk served as interim Principle Financial Officer and Principle Accounting officer from May 29, 2013 until September 3, 2013, Mr. Doktorczyk was the Company's Vice President of Finance and Corporate Controller throughout the fiscal year 2014, but he was not an executive officer.

SHARE OWNERSHIP GUIDELINES

Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer or President are subject to share ownership guidelines.

Directors are required to own Logitech shares with a market value equal to 3 times the annual Board retainer under guidelines adopted by the Board in June 2006 and revised in June 2013. Directors are required to achieve this ownership within five years of joining the Board, or, in the case of directors serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any capital adjustments, and will be re-evaluated by the Board from time to time. As of July 31, 2014, each director had either satisfied these ownership guidelines or had time remaining to do so.

The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008 and revised in September 2013. These guidelines now apply to executive officers and other officers who report directly to the Chief Executive Officer. These guidelines require:

  the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 5 times his annual base salary;

  the Chief Financial Officer to hold a number of Logitech shares with a market value equal to 3 time his annual base salary;

  executive officers, other than the Chief Executive Officer and Chief Financial Officer, to hold a number of Logitech shares with a market value equal to 2 times their respective annual base salaries; and

  remaining officers who report directly to the Chief Executive Officer to hold a number of Logitech shares with a market value equal to their respective annual base salaries.

Officers subject to the guidelines are required to achieve the guideline within five years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were originally adopted, within five years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within five years, the Chief Executive Officer must hold 100% of his after-tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other executive officers and Chief Executive Officer direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. In addition, if the guideline is not met, the officer will have 50% of the after-tax value of any earned bonuses under the Leadership Team Bonus Program paid in fully vested Logitech shares. This provision was enforced for two officers in connection with the fiscal year 2014 bonuses. As of September 30, 2014, twelve of the thirteen executive officers and other officers who report directly to Chief Executive Officer had either satisfied these ownership guidelines or had time remaining to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors and nominee to be a director, other than Mr. Borel, Mr. Darrell and Mr. De Luca, qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. Since April 1, 2013, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed US $120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2014: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT AUDITORS

Under Logitech’s Articles of Incorporation, the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

Logitech’s independent auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s auditors at the Annual General Meeting in September 2013. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.” As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2014, PwC representatives attended all ten of the Audit Committee meetings. The Committee met separately six times with representatives of PwC in closed sessions of Committee meetings.

On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2014 and 2013 (in thousands):

	2014	2013
Audit fees (1)	$7,031	$3,143
Audit-related fees (2)	-	5
Tax fees (3)	342	502
All other fees (4)	19	17
Total	$7,392	$3,667
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include fees incurred for professional services rendered in connection with the Audit Committee independent investigation into certain accounting and financial reporting matters in the fiscal year ended March 31, 2014.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for government grant audits and database licenses.

PRE-APPROVAL PROCEDURES AND POLICIES

The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

The Audit Committee expects to review and discuss our audited financial statements for the fiscal year ended March 31, 2014, with our management. In addition, the Audit Committee expect to discuss with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee expects to receive the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and expects to discuss with the independent accountant the independent accountant's independence.

Based on the reviews and discussions referred to above, the Audit Committee expects to recommend to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

Submitted by the Audit Committee of the Board

Didier Hirsch, Chairperson
Matthew Bousquette
Kee-Lock Chua
Sally Davis
Monika Ribar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

We believe that all Section 16(a) filing requirements were met in fiscal year 2014, with the exceptions noted below:

  A late Form 3 report was filed for Marcel Stolk on April 17, 2014 to report his beneficial holdings.

  A late Form 4 report was filed for Marcel Stolk on April 17, 2014 to report the remittance of shares to Logitech in connection with the satisfaction of tax withholding obligations arising out of the vesting of shares with respect to previously reported restricted stock units.

COMPENSATION REPORT 2014

INTRODUCTION

This Compensation Report contains information on Logitech compensation philosophy and practices, the background for decisions, and the results of decisions with respect to Logitech’s named executive officers and its Board members.

This Compensation Report has been designed to comply with both the proxy statement rules under U.S. securities laws and Swiss regulations. This Report is an integrated part of our Annual Report, Invitation, and Proxy Statement for our 2014 Annual General Meeting.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

During fiscal year 2014, Logitech continued to execute on its turnaround plan with an increase in sales and a return to operating profit. These results reflected the many changes made to improve company sales with a significant increase in revenue in our growth category businesses while increasing overall operating income through rigorous review of operating expenses.

The following are key developments in fiscal year 2014 relating to executive compensation:

  Impact of Logitech’s Performance Against Expectations and Relative to Overall Market. When making compensation decisions for fiscal year 2014, the Compensation Committee gave considerable weight to Logitech’s execution of its turnaround plan as well as Logitech’s performance relative to the overall market and our compensation peer group, as highlighted in “Compensation Elements” and other parts of this discussion below.

  Base Salary Actions. Given Logitech’s financial performance in fiscal year 2013 and our executives’ salary positions versus the market, only two of our executive officers received base salary increases in fiscal year 2014 – our Senior Vice President, CCP Business Group, Mr. Stolk, and our Senior Vice President, Worldwide Operations, Mr. Sullivan.

  Increased Emphasis on Increasing Shareholder Value. In fiscal year 2014, the majority (60%) of the annual long-term equity incentive awards value granted to the executive officers who were not hired in fiscal year 2014 was in the form of performance-based stock units with vesting that required Logitech’s stock price growth to be equal to or greater than that of the NASDAQ 100 Index before any of the granted shares would vest.

  Organizational Changes. Logitech hired Vincent Pilette as our Chief Financial Officer in September 2013. He took over the position from Erik K. Bardman who resigned in April 2013. For the three-month period prior to Mr. Pilette’s appointment, Michael Doktorczyk, served as interim Principal Financial Officer and Principal Accounting Officer. In September 2013 the Board designated Marcel Stolk as an executive officer.

The Compensation Committee believes the design of our executive compensation programs – including the balance among fixed compensation (base salary), short-term incentives (our annual incentive bonus program) and long-term incentives (equity) – has and will continue to meet our goal of providing our executives with market-competitive base salaries, compensation packages that provide for above market rewards when Logitech outperforms both our internal goals and the overall market, and limited rewards when Logitech’s performance does not meet these objectives.  Overall, our Compensation Committee has developed executive compensation programs that it believes will provide an incentive to drive a turnaround of the Company’s performance that will reward our shareholders and, as a result of these programs, will reward the executives who help to deliver improved results.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in our industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by balancing annual and long-term performance;

  provide a balance between short-term and long-term objectives and results;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented culture; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.

Logitech’s executive compensation philosophy is to pay executives at or near the median of other companies that compete for similar executive talent, based on our compensation peer group and survey data, and that individual performance and importance to Logitech should be reflected in the compensation of each executive. However, while compensation is a central part of attracting, retaining, and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating, and retaining executives and employees.

EXECUTIVE COMPENSATION PRACTICES

Logitech has employed a number of executive compensation practices that reflect its compensation philosophy:

  As shown in the chart below under the heading “Pay Mix”, the majority of executive officers’ potential compensation is designed to be performance-based, using a variety of performance measures, including measuring Logitech’s performance against Board-established fiscal and other targets for annual incentive cash bonuses, and relative total shareholder return for performance-based equity awards.

  Logitech has clawback provisions that apply to its annual incentive cash plan and its equity awards plans, which provide for the recovery of compensation by Logitech in certain events described below under the heading “Recovery of compensation for restatement and misconduct”.

  Logitech does not allow executives or any of its employees to trade in derivatives of Logitech securities or pledge equity awards.

  Logitech does not maintain any special vesting acceleration or payment arrangements that would be triggered solely by a “change in control” of Logitech.

  Logitech does not provide special retirement benefits designed solely for executive officers.

In addition, Logitech has been a leader in providing our shareholders with an opportunity for advisory votes on compensation. Beginning in 2009, Logitech voluntarily submitted its compensation philosophy, policies, and procedures to a shareholder advisory vote. Our voluntary practice is now a requirement under U.S. legislation that provides shareholders the ability to periodically cast advisory votes on executive compensation, and is reflected in the proposals for our 2014 Annual General Meeting. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.

At our 2013 Annual General Meeting, shareholders demonstrated strong support for the compensation of our named executive officers, voting in favor of our advisory compensation resolutions. The Compensation Committee was mindful of this support for our pay-for-performance compensation philosophy in retaining our general compensation practices and setting fiscal year 2014 compensation for our executive officers.

NAMED EXECUTIVE OFFICERS

In this Compensation Report, we refer to our “named executive officers” in many places. This term includes the following individuals:

  Guerrino De Luca, our Chairman.

  Bracken P. Darrell, our President and Chief Executive Officer.

  Vincent Pilette, our Chief Financial Officer.

  Marcel Stolk, our Senior Vice President, CCP Business Group.

  L. Joseph Sullivan, our Senior Vice President, Worldwide Operations.

Former Officers:

  Erik K. Bardman, former Senior Vice President, Finance and Chief Financial Officer of Logitech at the beginning of fiscal year 2014.

  Michael Doktorczyk, former interim Principal Financial Officer and Principal Accounting Officer.

Mr. Bardman resigned his employment with us effective as of April 26, 2013. Mr. Doktorczyk assumed the positions of Principal Financial Officer and Principal Accounting Officer on May 29, 2013 and served in such capacity until September 3, 2013. Because the compensation decisions for Messrs. Bardman and Doktorczyk were not made in the same manner as those of the other named executive officers, they are described separately at the end of this compensation report under the heading “Former Officers for fiscal year 2014” and any references to named executive officer or executive officer in other portions of this compensation report should be read as to not include them.

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee and Independent Compensation Consultant

The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our Chief Executive Officer, and our other executive officers.

Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. Since 2011 the Committee has retained Radford, an Aon Hewitt company, to provide analysis, advice, and guidance with respect to executive compensation. At the request of the Committee, Radford developed specific executive compensation analyses and recommendations for Logitech’s Chairman, CEO, and executive officers for fiscal year 2014. For fiscal year 2014, at the request of the Compensation Committee, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, the Company’s compensation peer group, goal metrics and bonus design, compensation mix between cash and equity, type of equity arrangements, employment contract provisions, executive severance packages, executive officer hiring packages, developments in high technology compensation programs, trends in executive compensation for the Silicon Valley and Europe, legislation and regulations affecting executive compensation in the United States and Switzerland, and the impact of the global economy on executive compensation and director compensation.

Logitech paid fees of less than $100,000 to various divisions and subsidiaries of Aon Corporation for services not related to executive compensation consulting services. The majority of these additional services consisted of activities Radford or Aon Hewitt have provided to Logitech for several years, and include the purchase of Radford’s industry compensation surveys, the accounting valuations of equity grants, and the calculation of PSU grant performance. During fiscal year 2013, the SEC issued rules under the Dodd-Frank Act concerning compensation consultant independence. Under these rules the Compensation Committee must determine whether any work completed by a compensation consultant raised any conflict of interest after taking into account six independence-related factors. The Compensation Committee has reviewed these six factors as they apply to Radford and has concluded there is no conflict of interest.

Role of Management in Compensation Decisions

Management makes recommendations to the Compensation Committee with respect to both the design of compensation programs and specific compensation decisions. The Committee reviews the recommendations with its independent compensation consultant, deliberates and approves the executive officers’ compensation. The Committee does so independently without the presence of an executive officer during deliberations or decision making on his or her compensation.

The fiscal year 2014 executive officer compensation proposals for base salary, bonus targets, and equity grant values were developed by Radford and presented to both the Compensation Committee and Logitech’s management. Based on the analysis performed by Radford, Logitech’s then-Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca, Logitech’s Chairman, and Bracken Darrell, Logitech’s Chief Executive Officer, provided specific recommendations to the Compensation Committee.

As part of the annual personnel review and succession planning process, Mr. Darrell also provided the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers. This performance feedback provided additional input to the Committee when making its decisions on fiscal year 2014 compensation.

Overview of Factors Considered by Committee

The Compensation Committee considers a variety of factors when determining total executive compensation, including:

  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills and the individual’s performance during the prior fiscal year and potential for future contribution to Logitech.

  The performance of Logitech in the prior fiscal year.

  The performance of Logitech in the prior fiscal year relative to the Company’s compensation peer group and the overall technology industry.

  Accrued and realized gains from past equity incentive awards.

  The need to retain key executives during Logitech’s challenging turnaround period.

Competitive considerations

Both peer group and broader industry compensation survey data is used by our Compensation Committee when setting Logitech’s executive compensation, as well as to assist the Compensation Committee in the evaluation of the design of bonus plan and equity compensation programs.

The companies in Logitech’s peer group were selected in February 2011, and are reviewed annually, in partnership with Radford Consulting, based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, the peer group consists primarily of U.S. public technology companies. For fiscal year 2014, the compensation peer group consisted of:

Activision Blizzard, Inc.	Electronic Arts, Inc.	Plantronics
Agilent Technologies, Inc.	Intuit, Inc.	Polycom, Inc.
Analog Devices, Inc.	Lexmark International, Inc.	SanDisk Corporation
Autodesk, Inc.	NetApp, Inc.	Take-Two Interactive
BMC Software, Inc.	Nuance Communications, Inc.	VeriFone Systems, Inc.
Brocade Communications Systems, Inc.	NVIDIA Corporation

At the time the fiscal year 2014 executive compensation review was performed, in March 2014, Logitech ranked at approximately the 31st percentile among the peer group for revenues, and lowest for market capitalization and for income. Nevertheless, the Compensation Committee believed at the time of the fiscal year 2014 compensation decisions that the compensation peer group was representative of the companies with which Logitech competed for talent and accordingly, against which Logitech should benchmark its compensation.

	Revenues (in millions)	Net Income (in millions)	Market Capitalization (in millions)
75th Percentile	$4,223	$505	$13,328
50th Percentile	2,701	245	6,304
25th Percentile	1,866	106	2,244
Logitech	2,163	(164)	1,175

Most recently available four quarters as of March 2013. Market Capitalization as of March 15, 2013. Produced by Radford.

In addition, to assist the Compensation Committee in its review of executive compensation, Logitech’s compensation department provides compensation data compiled from widely recognized high-technology executive compensation surveys.

Effect of individual performance

The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table on page [___], were primarily related to market compensation in each position, based on compensation peer group and survey data, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning, and retention.

Other factors

For new-hire executives, in addition to market compensation for the position, consideration is given to the base salary of the individual at his or her prior employment, any unique personal circumstances that motivated the executive to leave that prior position and join Logitech, the Company’s needs and the perceived competitive environments in recruiting the executive.

Timing of compensation decisions

Executive compensation (base salary, target bonus, and equity grants) is typically reviewed and actions are taken at the start of the fiscal year in order to align all compensation actions, and the related performance periods, with the fiscal year or multiple fiscal years. The Compensation Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

ELEMENTS OF COMPENSATION

The following table outlines our objectives for each of the principal components of our executive compensation programs:

Element of Compensation	Objective
Base salary	Reward individuals for their current contributions to the Company Compensate individuals for their expected day-to-day service

Performance-based cash compensation
  Align executive compensation with Logitech’s annual performance goals

  Make a significant portion of the executive’s annual cash compensation variable and subject to the achievement of Board-approved, Company-oriented business goals

  Motivate and reward the executive for above-target performance

Long-term equity incentive awards
  Deliver the majority of total potential compensation via long-term equity incentives

  Align executive and shareholder interests

  Provide a direct incentive for future performance

  Support pay for performance and retention of our executive team

Our executive officers are also eligible to participate in the health and benefits plans, retirement savings plans, and our employee share purchase plans that are generally available to similarly-situated employees. We also provide limited perquisites, as described in “Other Compensation Elements – Perquisites” below.

Pay Mix

In determining how we allocate an executive’s total compensation package among base salary, performance-based cash compensation, and long-term equity incentives, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, the majority of our executive compensation is at-risk, including the annual performance-based cash bonus and the majority of our long-term equity incentive grants. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees.

The charts below indicate the percentage of total compensation in fiscal year 2014 represented by base salary, performance-based cash compensation, and long-term equity incentive awards for our Chief Executive Officer, Bracken Darrell, and for all other named executive officers who remained executive officers through fiscal year 2014 as well as Vincent Pilette who joined the Company in the middle of the fiscal year. All underlying amounts are taken from the Summary Compensation Table on [__].

We design our programs to have the largest portion of potential compensation to be based on long-term performance (equity), the next largest portion based on short-term performance (annual performance bonus), and the smallest portion as base salary. Our actual fiscal year 2014 pay mix reflects this design philosophy. While the pay mix for each executive officer varies based on individual circumstances, executive officers in the aggregate received approximately 15% of their annual compensation in base salary, 15% in annual bonus, and 70% in equity.

____________________

(1)	Includes executive officers, other than Mr. Darrell, as of the end of fiscal year 2014: Messrs. De Luca, Pilette, Stolk, and Sullivan.

Base salary

In setting base salary levels for fiscal year 2014, the Compensation Committee considered each executive’s pay against similar roles among our compensation peer group companies, based on data provided in March 2014 by Radford, overall salary increase trends for executive officers, and each executive’s performance over the past year.

In fiscal year 2014, we only provided salary increases to Mr. Stolk and Mr. Sullivan. Mr. Stolk received a 7.3% merit and market adjustment increase based on performance and his position relative to the median for our compensation peer group companies. Mr. Sullivan received a 3.2% merit-based increase based on performance.

Named Executive Officer	2014 Annual Base Salary ($)	2013 Annual Base Salary ($)	Change 2013 to 2014
Guerrino De Luca	500,000	500,000	0%
Bracken P. Darrell	750,000	750,000	0%
Vincent Pilette (1)	500,000	n/a	n/a
L. Joseph Sullivan	415,000	402,000	3%

Named Executive Officer	2014 Annual Base Salary (CHF)	2013 Annual Base Salary (CHF)	Change 2013 to 2014
Marcel Stolk	513,000	478,301	7%
____________________

(1)	Mr. Pilette joined the Company as Chief Financial Officer on September 3, 2013.

Performance-based cash compensation

Logitech’s annual performance-based bonuses, under the Logitech Management Performance Bonus Plan, “Bonus Plan”, compensate executives based on achievement against the key financial metrics of revenue and operating income, which are equally weighted. These metrics address both ‘‘top line’’ (revenue) and ‘‘bottom line’’ (operating income) corporate financial goals. In addition, for executive officers who are business group or regional leaders we factor in metrics with respect to their respective areas of responsibility, all of which the Committee believes are critical to driving long-term shareholder value.

The Bonus Plan is designed to motivate and reward executives for above-target performance. The annual performance-based bonuses represent a significant portion of each executive’s potential annual cash compensation, ranging from 40% to 50% of annual targeted cash compensation. Payout under the incentive plan is variable, based on the achievement against Logitech’s financial goals, and for fiscal year 2014 can range from 0% to 200% of the executive’s target incentive.

Named executive officer bonus targets for fiscal year 2014

In fiscal year 2014, the bonus targets as a percentage of base salary for our named executive officers remained the same as those in fiscal year 2013. The cash bonus target percentages for fiscal year 2014 are summarized in the table below. For Mr. De Luca and Mr. Darrell the Bonus Plan is designed to pay 100% of their individual target bonus opportunity for on target performance.

For the Leadership Team, defined as management team members who report directly to Mr. Darrell, the Bonus Plan was designed to pay 90% of the individual’s bonus target opportunity for on target performance. The remaining 10% of the total target bonuses of the Leadership Team members was allocated to a bonus pool to be allocated to members of the Leadership Team at the discretion of Mr. Darrell based on predetermined criteria and objectives. These recommendations were approved by the Compensation Committee.

The target bonus opportunities for named executive officers in fiscal year 2014 are at the median of our compensation peer group, based on peer group data provided by the Compensation Committee’s independent compensation consultant in March 2013.

Named Executive Officer	2014 Annual Target Bonus Percentage of Base Salary	2013 Annual Target Bonus Percentage of Base Salary	Change 2013 to 2014
Guerrino De Luca	100%	100%	0%
Bracken P. Darrell	100%	100%	0%
Vincent Pilette	80%	n/a	n/a
Marcel Stolk	80%	75%	n/a (1)
L. Joseph Sullivan	75%	75%	0%
____________________

(1)	In fiscal year 2013, Mr. Stolk was eligible for an additional special cash incentive bonus of CHF 67,500 which was guaranteed as part of his fiscal year 2012 employment contract. This element of his compensation was discontinued for fiscal year 2014.

Performance measures for fiscal year 2014 bonus program

In fiscal year 2014, the Bonus Plan was based on the following performance measures:

Performance Measure	Why It is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP).

Adjusted Operating Income	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	GAAP, excluding restructuring and one-time transaction charges related to acquisitions and divestitures.

Business Group/Region Metrics	Measures specific to the performance of the Business Group/Region for which the executive is responsible.	Varies by the metric.

For all named executive officers, the 2014 Bonus Plan goals were set equal to Logitech’s annual business plan for fiscal year 2014 as approved by the Board of Directors in March 2013. All named executive officers’ bonuses were based on achievement against Logitech’s revenue and operating income goals other than the 10% portion that was pooled to be allocated by the Compensation Committee after the CEO’s recommendations. Please see further details below under the heading “Bonus Plan performance targets and results for fiscal year 2014.”

For any bonus payment to be made under the fiscal year 2014 Bonus Plan, the minimum performance requirements must both be met for each of the plan metrics: Logitech Revenue no less than 94% of target performance and Logitech Operating Income no less than 66% of target performance.

Bonus Plan performance targets and results for fiscal year 2014

The performance targets, actual performance, and funding percentages from the Bonus Plan in fiscal year 2014 for our executive officers are set out in the following table:

Participant	Performance Measure	Performance Target ($s in millions)	Actual Achievement ($s in millions)	Funding Percentage (Per Plan)
Guerrino De Luca
Bracken P. Darrell	Revenue (50%)	2,075.4	2,123.0	102%
Vincent Pilette	Adjusted Operating Income (50%)	75.9	96.9	128%
L. Joseph Sullivan				115%

Marcel Stolk	Combined Corporate Revenue (25%), Corporate Operating Income
	(25%), Business Group Metrics (50%)			119%

All executive officers				116%

Annual performance-based cash payments for fiscal year 2014

The cash bonus awards earned and paid in respect of fiscal year 2014 were based on the performance measures and results set forth above. The following table details the annual performance-based cash payments for each executive officer.

Named Executive Officer	2014 Annual Incentive Plan Bonus Earned ($)	2013 Annual Incentive Plan Bonus Earned ($)
Guerrino De Luca	$575,000	$-
Bracken P. Darrell	862,500	-
Vincent Pilette (1)	512,000	n/a
L. Joseph Sullivan (2)	385,950	-

	2014 Annual	2013 Annual
	Incentive Plan Bonus	Incentive Plan Bonus
Named Executive Officer	Earned (CHF)	Earned (CHF)
Marcel Stolk (3)	521,208	67,500
____________________
(1)

The Compensation Committee did not pro-rate for time of service Mr. Pilette's fiscal year 2014 bonus based on his accomplishments in reducing operating expenses, driving operating leverage and delivering shareholder value during the portion of fiscal year 2014 during which he was with the Company.

(2)	Mr. Sullivan received a portion of his fiscal year 2014 bonus in Logitech shares as required by the Company Executive Share Ownership Program.
(3)	In fiscal year 2013, Mr. Stolk received a special cash incentive bonus of CHF 67,500 which was guaranteed as part of his fiscal year 2012 employment contract.

Long-term equity incentive awards

During fiscal year 2014, the Compensation Committee granted our executive officers, excluding Mr. Pilette who received a new-hire grant at the start of his employment in September 2013, annual long-term equity incentive awards in the form of performance-based restricted stock units, or PSUs and time-based restricted stock units, or RSUs. In fiscal year 2013, the Compensation Committee granted the executive officers Performance Stock Options, or PSOs, with vesting tied to specific share price points. The use of PSUs with vesting tied to performance against the NASDAQ-100 Index is a return to the Company’s practice from fiscal year 2012. In the Committee’s view, the return to the use of PSUs is consistent with industry practice.

PSUs. Sixty percent (60%) of the value at grant (based on the assumptions used for financial account purposes) of the fiscal year 2014 equity awards were in the form of PSUs. The PSUs are “at-risk” compensation because Logitech’s relative total shareholder return performance must be at or above the minimum threshold percentile against the NASDAQ-100 Index over the performance period of three years in order for the executive to receive any shares from the PSU grant. If, at the end of the performance period, threshold performance is achieved, the number of shares in which the executive officer vests is pro-rated according to performance.

The performance measure for the performance-based restricted stock units granted in fiscal year 2014 is the relative total shareholder return, or TSR, expressed as a percentile rank, of Logitech shares against the TSR of companies included in the NASDAQ-100 Index. The Compensation Committee believes this measure is a key reflection of Logitech’s operational and financial performance, because it focuses on relative performance against other mid- to large-size technology companies.

For purposes of the PSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing of Logitech shares against the companies in the NASDAQ-100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a three-year performance period.

The structure of the PSUs granted in fiscal year 2014 is summarized in the table below:

PSU Grants Made On or After April 2013: Percentile Rank of Logitech TSR Against NASDAQ-100 Index TSR	Percentage of Shares that Vest Under PSU
Below 30th Percentile Rank (threshold)	0%
30th Percentile Rank	50%
60th Percentile Rank (target)	100%
75th Percentile Rank and Above	150%

The Compensation Committee utilizes PSUs for executive officers to align Logitech’s equity compensation for executives more closely with the interests of shareholders. The PSUs are also intended to:

  Link compensation to key financial metrics of growth and profitability.

  Provide vesting based on Logitech’s stock price performance relative to a benchmark (in this case the NASDAQ-100 Index).

  Require strong performance for target or any substantial vesting to occur, and provide an extraordinary payout if Logitech’s performance significantly exceeds that of the benchmark group.

  Support pay-for-performance philosophy and retention efforts.

  Be less dilutive to shareholders than stock options.

RSUs. Forty percent (40%) of the value of the fiscal year 2014 focal equity awards was granted in the form of restricted stock units. Time-based restricted stock units, or RSUs, provide for the issuance of shares at a future date upon vesting of the RSUs. With the exception of the new-hire awards granted to Mr. Pilette and the special award granted to Mr. De Luca in recognition of past service to the Company, RSUs granted to our executive officers in fiscal year 2014 have our typical four-year vesting period which vest in four equal annual installments. The Compensation Committee believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price. Because the value at grant of RSUs is generally greater than that of stock options, we are able to grant a smaller number of RSUs while delivering similar grant-date award value. As a result, granting RSUs helps minimize the dilutive effects of our equity awards on our shareholders and, in the Committee’s view, provides a more cost-effective balance of incentive and risk than standard stock options.

Long-term equity incentive awards granted in fiscal year 2014

For fiscal year 2014, management recommended and the Compensation Committee approved long-term incentive grant values for each named executive officer at approximately the 25th percentiles of grant values for comparable executives at our compensation peer group companies. Based on the poor performance in the previous fiscal year, the Compensation Committee determined that our executive officers must build Logitech’s value at a rate greater than the overall market to receive equity values in line with those of our compensation peer group companies. For our executives to earn market levels of equity value, Logitech would have to outperform the market in terms of stock price appreciation. The Compensation Committee also made judgments on the performance and relative impact of each executive officer and the importance of retaining each executive through the coming year and beyond. Grants were made to the executive officers as follows:

Grants to Mr. De Luca. On April 15, 2013, Mr. De Luca received a PSU grant for 30,000 shares, assuming 100% target performance, and an RSU grant of 20,000 shares, as part of his fiscal year 2014 annual compensation as Chairman. In addition, Mr. De Luca received an RSU grant of 250,000 shares in recognition for his service as Logitech’s acting Chief Executive Officer from July 2011 through January 2013 as noted below under Other Compensation.

Grants to Mr. Darrell. On April 15, 2013, as part of the annual executive compensation review, Mr. Darrell received a PSU grant for 270,000 shares at target, and an RSU grant of 177,000 shares.

Grants to Other Executive Officers. The equity incentive award grants made to all Logitech executive officers during fiscal year 2014 are set out in the Grants of Plan-Based Awards in Fiscal Year 2014 table on [__].

  The following table illustrates the grant date fair values, which is the accounting cost to Logitech, of the equity awards that each executive officer received in fiscal year 2014 and 2013. The grant date fair values in fiscal year 2014 decreased from those in fiscal year 2013 (except for Mr. De Luca due to the special grant described above) due to the fiscal year 2014 grant values being set at approximately the 25th percentile of our compensation peer group, compared to the fiscal year 2013 grant values that were slightly below the 50th percentile of our compensation peer group.

  The table also illustrates the total shares underlying the equity awards that each executive officer received in fiscal year 2014 and 2013. The number of shares granted decreased significantly due to the return to granting full-value PSUs from the PSOs awarded in fiscal year 2013.

Named Executive Officer	Type of Equity Grant	2014 Shares Subject to Equity Grants (#)	2013 Shares Subject to Equity Grants (#)	Shares Subject to Equity Grants - Change 2013 to 2014	2014 Grant Date Fair Value ($) (1)	2013 Grant Date Fair Value ($) (1)	Grant Date Fair Value Change 2013 to 2014
Guerrino De Luca	PSOs	-	130,000	-100%	-	335,400	-100%
	RSUs (2)	270,000	-	100%	2,457,700	-	100%
	PSUs	30,000	-	100%	226,500	-	100%
		300,000	130,000	131%	2,684,200	335,400	700%

Bracken P. Darrell	PPOs	-	1,200,000	-100%	-	3,020,000	-100%
	RSUs	177,000	100,000	77%	1,240,770	803,000	55%
	PSUs	270,000	-	100%	2,038,500	-	100%
	Options	-	500,000	-100%	-	1,820,000	-100%
		447,000	1,800,000	-75%	3,279,270	5,643,000	-42%

Vincent Pilette (3)	RSUs	370,000	n/a	100%	3,111,700	n/a	100%
	PSUs	295,000	n/a	100%	1,955,850	n/a	100%
		665,000	n/a	100%	5,067,550	n/a	100%

Marcel Stolk	RSUs	60,000	n/a	100%	420,600	n/a	100%
	PSUs	90,000	n/a	100%	679,500	n/a	100%
		150,000	n/a	100%	1,100,100	n/a	100%

L. Joseph Sullivan	PSOs	-	225,000	100%	-	580,500	100%
	RSUs	40,000	-	100%	280,400	-	100%
	PSUs	60,000	33,000	82%	453,000	258,390	75%
		100,000	258,000	-61%	733,400	838,890	-13%
____________________
(1)

Grant date fair value represents the accounting cost to Logitech associated with equity awards. The actual equity award value delivered to each named executive officer may be considerably lower or higher than the grant date fair value of the award. The actual equity award value delivered depends on, in the case of performance-based awards such as PSUs, whether or not the minimum performance condition is met, and, if so, the level of performance. Actual equity award value delivered also is significantly impacted by appreciation or depreciation in Logitech's share price between the grant and vesting dates.

(2)

Mr. De Luca received an RSU grant of 20,000 shares, as part of his fiscal year 2014 annual compensation as Chairman as well as an RSU grant of 250,000 shares in recognition for his service as Logitech’s acting Chief Executive Officer from July 2011 through January 2013 as noted below under Other Compensation.

(3)	Mr. Pilette joined the Company as Chief Financial Officer on September 3, 2013.

Determination of long-term equity incentive awards

The Compensation Committee is responsible for approving who should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board.

Timing of grants

Long-term equity incentive award grants to executive officers are typically and predominantly approved at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be approved at an interim meeting of the Compensation Committee or by consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives. In fiscal year 2014, grants were made to new hires and promoted employees, including those at the executive officer level, through regularly scheduled monthly written consents of the Compensation Committee. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

OTHER COMPENSATION ELEMENTS

Other compensation

On September 4, 2013, the Compensation Committee granted a cash bonus of $460,000 and an RSU grant of 250,000 shares to Mr. De Luca in recognition for his service as Logitech’s acting Chief Executive Officer from July 2011 through January 2013. The Compensation Committee set a two-year vesting term and provided for acceleration in case Mr. De Luca was involuntarily removed from his role as Chairman. Mr. De Luca’s compensation had not been adjusted since he assumed these additional responsibilities. After almost a year of deliberations on the appropriate method of such recognition, this special bonus was based on the recommendation of the Compensation Committee’s independent compensation consultant and a comparison of Mr. De Luca’s compensation during his tenure as acting Chief Executive Officer to the Company’s peer group.

Deferred compensation plan

Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which are unfunded and unsecured plans that allow employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation. Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants from a number of mutual funds selected by Logitech Inc.’s Deferred Compensation Committee. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the deferred compensation plans can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2014 table and the accompanying narrative.

Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table.

Severance and related benefits

All named executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (Change of Control Agreement), as described in the section “Potential Payments Upon Termination or Change in Control.”

The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event – meaning that there has been both a change of control, and the executive is terminated without cause or resigns for good reason within 12 months thereafter – as described in “Potential Payments Upon Termination or Change in Control”. The RSU and PSU award agreements for executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the Change of Control Agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason (a “double trigger”). In the event of such an involuntary termination:

  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within 1 year after the grant date of the PSUs. If the change of control occurs more than 1 year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

To determine the level of benefits to be provided under each change of control agreement and other agreements, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control. These Agreements are being reviewed by the Compensation Committee with respect to complying with the Ordinance Against Excessive Compensation in connection with the Minder initiative under Swiss law.

Under Mr. Pilette’s employment agreement, if his employment is involuntarily terminated without cause or he resigns for good reason, other than after a change of control, he is entitled to his base salary and target bonus for one year and accelerated vesting of a portion of his new hire RSU grant of 175,000 shares (as of September 15, 2014, 116,666 shares from this grant remain unvested), and, if he is terminated within his first year of employment, accelerated vesting of his entire restricted stock unit grant for 195,000 shares (as of September 15, 2014, this grant was completely vested). The terms in Mr. Pilette’s agreement are intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause or resigns for good reason. The Compensation Committee believes that the terms of Mr. Pilette’s severance are consistent with those of chief financial officers in our compensation peer group as well as the overall technology industry.

Perquisites

Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees.

Other Benefits

Logitech’s executive officers are eligible to receive the same benefits as all similarly-situated employees, including the following:

  Company contributions to retirement programs are based on the location of employing company, such as the Logitech Inc. 401(k) in the United States and the Logitech Employee Pension Fund in Switzerland.

  Health, welfare, and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

VINCENT PILETTE’S NEW HIRE PACKAGE

In September 2013, Mr. Pilette joined Logitech as Chief Financial Officer. When establishing Mr. Pilette’s compensation package, the Compensation Committee based its decisions on competitive market data for chief financial officer positions provided by the Compensation Committee’s independent compensation consultant, as well as the compensation and benefits package Mr. Pilette had with his previous employer and the Compensation Committee’s perception of what was required to secure and maintain his employment.

The Compensation Committee positioned Mr. Pilette’s target cash compensation package at the 50th percentile of the market for chief financial officers. Mr. Pilette’s base salary is $500,000 and his annual bonus target percentage is 80%.

Mr. Pilette’s equity package consisted of (i) 175,000 RSUs to provide a meaningful upside for success in managing costs to provide for profitability and operating leverage (as of September 15, 2014, 116,666 shares from this grant remain unvested); (ii) 195,000 RSUs to offset a portion of the earned, but unvested long-term incentives Mr. Pilette lost when leaving his former employer (this grant is fully vested); (iii) 147,500 performance stock units, or PSUs, that vest when Logitech’s average closing price per share on the Nasdaq Global Select Market over a 90 calendar day period meets or exceeds $12.00 (this grant is fully vested); and (iv) 147,500 performance stock units, or PSUs, that vest when Logitech’s average closing price per share on the Nasdaq Global Select Market over a 90 calendar day period meets or exceeds $14.00 (this grant is fully vested).

FORMER OFFICERS FOR FISCAL YEAR 2014

Erik K. Bardman, Former Senior Vice President, Finance and Chief Financial Officer

Mr. Bardman resigned his employment with us effective as of April 26, 2013. He was only with the Company for the first three weeks of fiscal year 2014 and was paid a base salary of $38,462 for his service during the period based on an annual base salary of $484,000. Upon Mr. Bardman’s termination of employment, he received $57,694 as payment for the value of his accrued but unused Personal Time Off Leave balance. In addition, Mr. Bardman received a 401(k) match of $5,063 and premiums of $201 were paid on his behalf for Group Term Life Insurance.

Michael Doktorczyk, Former Interim Principal Financial Officer and Principal Accounting Officer

Mr. Doktorczyk served as interim Principal Financial Officer and Principal Accounting Officer from May 29, 2013 until September 3, 2013. Mr. Doktorczyk was the Company’s Vice President of Finance and Corporate Controller throughout fiscal year 2014, but he was not an executive officer. As a result, the Compensation Committee was not responsible for determining Mr. Doktorczyk’s fiscal year 2014 compensation. For fiscal year 2014 his base salary was $255,555, and he received an annual incentive plan bonus of $60,504. In addition, Mr. Doktorczyk was granted a stock award valued at $69,109. Because Mr. Doktorczyk was not an executive officer, he was not eligible to participate in any of the compensation programs for our other named executive officers that are set forth above. Mr. Doktorczyk’s compensation was not influenced by his interim roles.

OTHER COMPENSATION POLICIES

Derivatives

We do not permit certain persons designated by the Company as insiders, including executive officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatement and misconduct

In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company (a “clawback”). Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to US GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.

In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:

  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.

Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Additional tax and accounting considerations

U.S. Tax Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and the Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention, and performance of our officers than on maximizing tax deductibility. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Logitech may deduct in any one year with respect to certain executive officers. The Committee has the ability through the use of Logitech International S.A. 2006 Stock Incentive Plan to grant awards that qualify as “performance-based compensation” exempt from that $1,000,000 limitation but, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible, and has in the past and will in the future make grants of compensation that do not qualify to be exempt from the $1,000,000 limitation when it believes that it is appropriate to meet its compensation objectives.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

Compensation Risks Assessment

Since March 2010, the Compensation Committee has conducted an annual review, with the assistance of the Committee’s independent compensation consultant; of Logitech’s compensation programs to assess the risks associated with their design and associated risk controls. The Committee reviews in particular the following compensation programs and associated practices:

  Equity grants made under the 2006 Stock Incentive Plan.

  Management Performance Bonus Plan.

  Employee Performance Bonus Plan.

  Sales Commission Plans.

  Change of Control Severance Agreements in place with executive officers.

As in past years, based on the March 2014 review, the Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2014 Invitation and Proxy Statement and Annual Report.

Compensation Committee
MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA 1)
SALLY DAVIS
NEIL HUNT
MONIKA RIBAR
____________________

1 Kee-Lock Chua was a member of the Compensation Committee though the Annual General Meeting in September 2013.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation and benefits earned during fiscal years 2014, 2013, and 2012 by our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	Changes in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Guerrino De Luca (4)	FY14	500,000	460,000	2,684,200		575,000	-	15,764	4,234,964
Chairman of the Board	FY13	500,000	-	-	335,400	-	-	31,314	866,714
	FY12	500,000	-	392,400	-	-	-	30,306	922,706

Bracken P. Darrell (5)	FY14	750,000	-	3,279,270		862,500	-	13,767	4,905,537
President and Chief Executive Officer	FY13	735,577	-	803,000	4,840,000	-	-	226,164	6,604,741

Vincent Pilette (6)	FY14	286,538	-	5,067,550	-	512,000	-	2,673	5,868,761
Senior Vice President, Finance and
Chief Financial Officer

Marcel Stolk (7)	FY14	535,714	-	1,100,100	-	583,753	-	108,785	2,333,564
Senior Vice President, CCP Business Group

L. Joseph Sullivan	FY14	415,000	-	733,400	-	385,950	-	14,418	1,548,768
Senior Vice-President, Worldwide Operations	FY13	402,000	-	258,390	580,500	-	-	12,358	1,253,248
	FY12	402,000	-	557,400	-	-	-	11,762	971,162
____________________
Former Officers:

Erik K. Bardman (8)	FY14	38,462	-	-	-	-	-	62,958	101,420
Senior Vice President, Finance and	FY13	484,000	-	336,690	774,000	-	-	9,553	1,604,243
Chief Financial Officer	FY12	440,000	25,000	789,000	-	-	-	9,278	1,263,278

Michael Doktorczyk (9)	FY14	255,555	-	69,109	-	60,504	-		385,168
Former Interim Principal Financial Officer and
Principal Accounting Officer
____________________
(1)

These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock options and stock awards are presented in Note 4 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders.

For FY14: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY14, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. Guerrino De Luca, $315,450; (b) in the case of Mr. Bracken P. Darrell, $2,839,050; (c) in the case of Mr. Marcel Stolk, $946,350; and (d) in the case of Mr. Joseph Sullivan, $630,900.

For FY12: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY12, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. Guerrino De Luca, $588,600; (b) in the case of Mr. Erik Bardman, Mr. Junien Labrousse and Mr. Werner Heid, $686,700 each; and (c) in the case of Mr. Joseph Sullivan, $490,500.

(2)

Reflects amounts earned under the Logitech Management Performance Bonus Plan. This non-equity incentive plan compensation was earned during the applicable fiscal year but, for executive officers, was paid during the next fiscal year in accordance with the terms of the Logitech Management Performance Bonus Plan. For Mr. Doktorczyk, this non-equity incentive plan compensation was earned during fiscal year 2014 under the Logitech Employee Performance Bonus Plan.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled "All Other Compensation."
(4)	Mr. De Luca received a bonus of $460,000 in September 2013 in recognition for his service as Logitech’s acting Chief Executive Officer from July 2011 through January 2013.
(5)	Mr. Darrell joined the Company as President on April 9, 2012 and was appointed as Chief Executive Officer of the Company effective January 1, 2013.
(6)	Mr. Pilette joined the Company as Chief Financial Officer on September 3, 2013.
(7)	Mr. Stolk was designated as an executive officer in September 2013.
(8)	Mr. Bardman's service as Senior Vice President, Finance and Chief Financial Officer ended upon his departure from the Company on April 26, 2013.
(9)

Mr. Doktorczyk served as interim Principal Financial Officer and Principal Accounting Officer from May 29, 2013 until September 3, 2013. Mr. Doktorczyk was the Company’s Vice President of Finance and Corporate Controller throughout fiscal year 2014, but he was not an executive officer.

All Other Compensation Table

Name	Year	Car Use or Service ($) (1)	Tax Preparation Services ($)	401(k) ($) (2)	Group Term Life Insurance ($)	Relocation or Travel in lieu of Relocation ($) (3)	Premium for Deferred Compensation Insurance ($)	Defined Benefit Pension Plan Employer Contrib. ($) (4)	Severance ($)	Other Awards ($) (5)	Total ($)
Guerrino De Luca	FY14	-	-	7,650	8,114	-	-	-	-	-	15,764
	FY13	15,882	-	7,500	7,932	-	-	-	-	-	31,314
	FY12	16,679	-	7,350	6,277	-	-	-	-	-	30,306

Bracken P. Darrell	FY14	-	1,525	7,650	4,592		-	-	-	-	13,767
	FY13	-	-	5,063	3,321	202,780	-	-	-	15,000	226,164

Vincent Pilette	FY14	-	-	1,731	942	-	-	-	-	-	2,673

Marcel Stolk	FY14	-	-	-	3,268	-	-	105,517	-	-	108,785

L. Joseph Sullivan	FY14	-	-	7,650	6,768	-	-	-	-	-	14,418
	FY13	-	-	7,500	4,858	-	-	-	-	-	12,358
	FY12	-	-	7,350	4,412	-	-	-	-	-	11,762
____________________
Former Officers:

Erik K. Bardman	FY14	-	-	5,063	201	-	-	-	-	57,694	62,958
	FY13	-	-	7,500	2,053	-	-	-	-	-	9,553
	FY12	-	-	7,350	1,928	-	-	-	-	-	9,278

Michael Doktorczyk	FY14	-	-	7,650	-	-	-	-	-	-	7,650
____________________
(1)	Represents the cost to Logitech of $15,882 and $16,679 in fiscal years 2013 and 2012, respectively, related to Mr. Guerrino De Luca's occasional use of a company car and driver to and from work.
(2)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.
(3)

Represents costs associated with Mr. Darrell's relocation from Switzerland to the United States in fiscal year 2013, including airfare, home purchase and sales assistance, tax advice assistance, moving costs, temporary living benefits and other costs.

(4)

Represents the matching contributions to the Logitech Employee Pension Fund in Switzerland for Mr. Marcel Stolk, which are available to all of the Company's similarly-situated regular employees who are on its Swiss payroll.

(5)

In the case of Mr. Bardman, for fiscal year 2014, he received $57,694 as payment for the value of his accrued but unused Personal Time Off Leave balance. In the case of Mr. Darrell, for fiscal year 2013, this represents a lump sum payment of $15,000, net of taxes, to be applied towards attorney's fees associated with review of his offer of employment.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

The following table sets forth certain information regarding grants of plan-based awards to each of our executive officers during fiscal year 2014. For more information, please refer to “Compensation Disclosure and Analysis.”

Grants of Plan-Based Awards

For Fiscal Year 2014

Name	Type	Grant Date (MM/DD/YY)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Actual ($) (2)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of or Units (#) (3)	Grant Date Fair Value ($) (4)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Guerrino De Luca	RSU	04/15/13	04/15/13	-	-	-	-	-	-	-	20,000	140,200
	RSU (5)	10/15/13	10/15/13	-	-	-	-	-	-	-	250,000	2,317,500
	PSU (6)	04/15/13	04/15/13	-	-	-	-	15,000	30,000	45,000	-	226,500
	FY14 Bonus	n/a	n/a	250,000	500,000	1,000,000	575,000

Bracken P. Darrell	RSU	04/15/13	04/15/13	-	-	-	-	-	-	-	177,000	1,240,770
	PSU (6)	04/15/13	04/15/13	-	-	-	-	135,000	270,000	405,000	-	2,038,500
	FY14 Bonus	n/a	n/a	375,000	750,000	1,500,000	862,500	-	-	-

Vincent Pilette	RSU (7)	09/15/13	09/15/13	-	-	-	-	-	-	-	370,000	3,111,700
	PSU (6)	09/15/13	09/15/13	-	-	-	-	-	295,000	442,500	-	1,955,850
	FY14 Bonus	n/a	n/a	200,000	400,000	800,000	512,000	-	-	-	-

Marcel Stolk	RSU	04/15/13	04/15/13	-	-	-	-	-	-	-	60,000	420,600
	PSU (6)	04/15/13	04/15/13	-	-	-	-	45,000	90,000	135,000	-	679,500
	FY14 Bonus (8)	n/a	n/a	231,876	463,752	927,504	588,965	-	-	-	-

L. Joseph Sullivan	RSU	04/15/13	04/15/13	-	-	-	-	-	-	-	40,000	280,400
	PSU (6)	04/15/13	04/15/13	-	-	-	-	30,000	60,000	90,000	-	453,000
	FY14 Bonus	n/a	n/a	155,625	311,250	622,500	385,950	-	-	-	-
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period for the fiscal year 2014 bonus programs under the Bonus Plan.

(2)

The amounts in this column reflect actual payouts with respect to each applicable performance period for the fiscal year 2014 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2014.

(3)	Other than the RSU grant in footnote 5 and as set forth in footnote 7, represents RSUs that vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(4)

These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of PSUs and RSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include a reduction for forfeitures. For PSUs, that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For RSUs, that number is equal to the closing price of Logitech shares on the grant date multiplied by the number of shares granted. The key assumptions for the valuation of the PSUs are presented in Note 5 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2014.

(5)

For Mr. De Luca the Compensation Committee set a two-year vesting term with vesting to occur on September 15, 2014 and September 15, 2015. The Compensation Committee also provided for acceleration in case Mr. De Luca was involuntarily removed from his role as Chairman.

(6)

Represents performance-based RSU ("PSU"). All shares subject to the PSU vesting conditions are unvested. The actual amount, if any, of shares that will vest under the PSU grants will not be known until April 15, 2016. The actual vesting amount will depend upon the prercentile rank of Logitech TSR against NASDAQ-100 Index TSR.

(7)

Mr. Pilette received two RSU grants when he joined the Company in fiscal year 2014, including 195,000 RSUs with a one year vesting period and 175,000 RSUs that will vest in equal annual increments over three years, on each yearly anniversary of the grant date.

(8)	Mr. Stolk's bonus amounts were converted using the exchange rate of 1 CHF to 1.13 USD as of March 31, 2014.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. Other than Mr. Pilette’s compensation as a new hire, the compensation earned by the named executive officers in fiscal year 2014 was not the result of any terms of their employment agreements or offer letters.

Performance-Based Vesting Conditions

Please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Performance-based cash incentive awards” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2014. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Long-term equity incentive awards” for a discussion of performance measures under the PSUs granted to executive officers during fiscal year 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2014. This table includes unexercised and unvested stock options, unexercised and unvested performance stock options, unvested PSUs, and unvested RSUs.

Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options, including Premium Priced Option or PPOs and PSOs, is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($14.89 on March 31, 2014) and the option exercise price, and multiplying it by the number of outstanding options. Market value for stock awards (RSUs and PSUs) is determined by multiplying the number of shares by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.

Outstanding Equity Awards at Fiscal 2014 Year-End

		Option Awards						Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) / Share		Option Expiration Date (MM/DD/YY)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Guerrino De Luca	04/08/04	200,000	-	17.20	(2)	04/08/14	-	-	-	-	-
	04/01/05	200,000	-	20.97	(3)	04/01/15	-	-	-	-	-
	04/01/06	100,000	-	20.05		04/01/16	-	-	-	-	-
	04/02/07	50,000	-	27.95		04/02/17	-	-	-	-	-
	04/01/08	15,000	-	26.67		04/01/18	-	-	-	-	-
	04/01/09	15,000	-	10.64		04/01/19	63,750	-	-	-	-
	04/11/11	-	-	-		-	-	-	-	30,000	446,700
	01/04/13	-	130,000	7.83		01/04/23	917,800	-	-	-	-
	04/15/13	-	-	-		-	-	-	-	30,000	446,700
	04/15/13	-	-	-		-	-	20,000	297,800	-	-
	04/15/13	-	-	-		-	-	250,000	3,722,500	-	-
	Total	580,000	130,000					270,000	4,020,300	60,000	893,400

Bracken P. Darrell	04/16/12	125,000	375,000	8.03		04/16/22	3,430,000	-	-	-	-
	04/16/12	400,000	-	14.05		04/16/22	336,000	-	-	-	-
	04/16/12	-	400,000	16.06		04/16/22	-	-	-	-	-
	04/16/12	-	400,000	20.08		04/16/22	-	-	-	-	-
	04/16/12	-	-	-		-	-	75,000	1,116,750	-	-
	04/15/13	-	-	-		-	-	-	-	270,000	4,020,300
	04/15/13	-	-	-		-	-	177,000	2,635,530	-	-
	Total	525,000	1,175,000					252,000	3,752,280	270,000	4,020,300

Vincent Pilette
	09/15/13	-	-	-		-	-	175,000	2,605,750	-	-
	09/15/13	-	-	-		-	-	195,000	2,903,550	-	-
	Total	-	-	-		-	-	370,000	5,509,300	-	-

Marcel Stolk
	01/04/13	-	225,000	7.83		01/04/23	1,588,500	-	-	-	-
	01/04/13	-	-	-		-	-	22,000	327,580	-	-
	04/15/13	-	-	-		-	-	60,000	893,400	-	-
	04/15/13	-	-	-		-	-	-	-	90,000	1,340,100
	Total	-	225,000					82,000	1,220,980	90,000	1,340,100

L. Joseph Sullivan	11/02/05	25,000	-	20.25		10/24/15	-	-	-	-	-
	03/23/06	25,000	-	19.96		03/23/16	-	-	-	-	-
	10/02/06	22,500	-	21.61		10/02/16	-	-	-	-	-
	10/02/07	50,000	-	30.09		10/02/17	-	-	-	-	-
	10/01/08	50,000	-	22.59		10/01/18	-	-	-	-	-
	12/12/08	25,000	-	13.48		12/12/18	35,250	-	-	-	-
	06/29/09	48,750	-	14.02		06/29/19	42,413	-	-	-	-
	01/04/13	-	225,000	7.83		01/04/23	1,588,500	-	-	-	-
	11/15/10	-	-	-		-	-	4,500	67,005	-	-
	04/11/11	-	-	-		-	-	8,000	119,120	-	-
	04/11/11	-	-	-		-	-	-	-	25,000	372,250
	01/04/13	-	-	-		-	-	22,000	327,580	-	-
	04/15/13	-	-	-		-	-	40,000	595,600	-	-
	04/15/13	-	-	-		-	-	-	-	60,000	893,400
	Total	246,250	225,000					74,500	1,109,305	85,000	1,265,650

Former Officers:

Erik K. Bardman		-	-	-		-	-	-	-	-	-
	Total	n/a	n/a

Michael Doktorczyk	08/15/11	-	-	-		-	-	8,750	130,288	-	-
	01/31/12	-	-	-		-	-	2,800	41,692	-	-
	01/31/12	-	-	-		-	-	-	-	2,400	35,736
	11/15/12	-	-	-		-	-	6,720	100,061	-	-
	11/15/12	-	-	-		-	-	-	-	3,840	57,178
	02/24/14	-	-	-		-	-	4,500	67,005	-	-
	02/24/14	-	-	-		-	-	-	-	4,450	66,261
	Total	n/a	n/a					22,770	339,045	10,690	159,174

_______________________________________

(1)

PSUs are shown at their target amount. The minimum performance condition of the PSUs granted on June 29, 2009, in fiscal year 2010, was not met and therefore no shares vested at the conclusion of the 2-year performance period on June 29, 2011. The actual conversion, if any, of the PSUs granted in fiscal year 2011 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 200% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period. The actual conversion, if any, of the PSUs granted in each of fiscal years 2012 and 2014 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 150% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period.

(2)

The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share and 17.20 US Dollar per share. CHF amount was converted using the exchange rate of 1 Swiss Franc to 1.13 U.S. Dollar as of March 31, 2014.

(3)

The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share and 20.97 US Dollar per share. CHF amount was converted using the exchange rate of 1 Swiss Franc to 1.13 U.S. Dollar as of March 31, 2014.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2014

The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of RSUs during fiscal year 2014 by each of our named executive officers. No shares resulted from PSUs whose performance period ended during fiscal year 2014 because the minimum performance condition was not met.

Option Exercises and Stock Vested for Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Guerrino De Luca	-	-	-	-
Bracken P. Darrell	-	-	25,000	177,250
Vincent Pilette	-	-	295,000	4,730,325
Marcel Stolk	-	-	17,000	193,110
L. Joseph Sullivan	-	-	21,750	241,610

Former Officers:
Erik K. Bardman	-	-	5,750	40,825
Michael Doktorczyk	-	-	8,015	70,583
____________________

(1)

The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Based on the closing trading price of Logitech shares on the Nasdaq Global Select Market.

PENSION BENEFITS FOR FISCAL YEAR 2014

Marcel Stolk, Senior Vice President, Consumer Computing Platforms Business Group, is a participant in Logitech’s Swiss Pension plan, which is a benefit offered to all eligible Swiss employees.

No other executive officers are beneficiaries under any pension plan benefits maintained by Logitech.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Guerrino De Luca	-	n/a	-
Bracken P. Darrell	-	n/a	-
Vincent Pilette	-	n/a	-
Marcel Stolk	Logitech Employee Pension Fund	3.00	535,738
L. Joseph Sullivan	-	n/a	-

Former Officers:
Erik K. Bardman	-	n/a	-
Michael Doktorczyk	-	n/a	-

The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2014 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Logitech Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Guerrino De Luca	-	-	-	-	-
Bracken P. Darrell	-	-	-	-	-
Vincent Pilette	-	-	-	-	-
Marcel Stolk	-	-	-	-	-
L. Joseph Sullivan	-	-	70,647	-	497,103

Former Officers:
Erik K. Bardman	-	-	-	-	-
Michael Doktorczyk	-	-	-	-	-
____________________

(1)	Amounts are included in the Summary Compensation table in the "Salary" column for fiscal year 2014. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

Please refer to “Compensation Disclosure and Analysis—Other Compensation Elements—Deferred compensation plan” for a discussion of the Logitech Inc. U.S. Deferred Compensation Plan effective January 1, 2009.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment of our executive officers. These agreements include:

  Change of control severance agreements, under which an executive officer may receive certain benefits if he or she is subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or because the executive resigns for good reason.

  PSU, RSU, and PSO award agreements that provide for the accelerated vesting of the shares subject to the award agreements under certain circumstances, including the same circumstances as under the change of control agreements.

  Offer letters with Bracken Darrell and Vincent Pilette, under which they are entitled to severance benefits if we terminate their employment without cause or if they resign for good reason.

  An employment agreement with Marcel Stolk, under which he is entitled to receive a three-month notice period if we terminate his employment or if he resigns.

These agreements are described in more detail in the subsections below.

Other than the agreements above, there are no agreements or arrangements for the payment of severance to a named executive officer in the event of his involuntary termination with or without cause.

In fiscal year 2014, Mr. De Luca was awarded an RSU grant of 250,000 shares in recognition of his service as Logitech’s acting Chief Executive Officer from July 2011 through January 2013. Given that the award was based on past service, if Mr. De Luca’s service with the Company terminates by reason of death or disability or if Mr. De Luca ceases to be Chairman of the Board at the request or upon action of the Board or by action of the Company’s shareholders or is not re-elected to the Board, all then unvested RSUs under the award will vest immediately.

There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

Change of Control Severance Agreements

Each of our executive officers has executed a change of control severance agreement with Logitech. The change of control agreements with Mr. De Luca and Mr. Pilette are slightly different than those of the other executive officers. The purpose of the change of control agreements is to support retention in the event of a prospective change of control.

Under the change of control agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:

  The continuation of the executive’s “current compensation” for 12 months (except in the case of Mr. Pilette, which is 18 months if he is terminated or resigns for good reason in the first two years of his employment);

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.

The term “current compensation” includes:

  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.

The change of control agreement defines the term “change of control” to mean:

  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all of Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.

The change of control agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as Chief Executive Officer, are subject to acceleration under the agreement. Options granted to him after January 28, 2008 are not subject to acceleration.

The change of control agreement with Mr. Pilette is the same as for the other executive officers, except that (i) the continuation of the executive’s “current compensation” is for 18 months if Mr. Pilette’s employment is terminated following a change of control during the first two years of his employment, and (ii) current compensation is based on base salary and annual target bonus.

PSO Award Agreements

The PSO award agreements from named executive officers provide for the acceleration of the time-based vesting of the PSOs subject to the award agreements if the named executive officer resigns for good reason with 12 months after a change of control. In addition, the PSO award agreements for named executive officers, including Mr. De Luca, provide for the acceleration of the time-based vesting of the PSOs if the named executive officer is terminated for any reason other than cause or resigns for good reason within 12 months after a change of control. In any case, the PSO award agreements will not vest except to the extent that the performance-based vesting conditions have been attained.

PSU and RSU Award Agreements

The PSU and RSU award agreements for named executive officers other than Mr. De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the change of control agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:

  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within one year after the grant date of the PSUs. If the change of control occurred more than one year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

Bracken Darrell Offer Letter

We entered into an offer letter with Bracken Darrell dated March 13, 2012. Under his offer letter, in the event he is terminated without “cause” or resigns (within 30 days after Logitech fails to remedy the condition reported to be good reason during a 30-day cure period) for good reason, other than after a change of control, he is entitled to receive severance benefits as follows:

  If the termination had occurred within one year after his employment start date (note that, as of April 9, 2013, the one-year anniversary of his employment start date, Mr. Darrell is no longer entitled to these benefits), he would have been entitled to:
  an amount equal to 200% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 200% of his then-current annual targeted bonus amount, less applicable withholdings; plus

  25% of his initial stock option grant for 500,000 Logitech shares and 25% of his initial restricted stock unit grant for 100,000 shares will accelerate and vest.
  If the termination had occurred more than one year but within two years after his employment start date (note that, as of April 9, 2014, the two-year anniversary, Mr. Darrell is no longer entitled to these benefits), he would have been entitled to:
  an amount equal to 150% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 150% of his then-current annual targeted bonus amount, less applicable withholdings.
  If the termination occurs more than two years after his employment start date, he is entitled to:
  an amount equal to 100% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 100% of his then-current annual targeted bonus amount, less applicable withholdings.

In each case, Mr. Darrell would also be entitled to have Logitech pay the premiums to continue his group health insurance coverage under COBRA during the applicable severance period, subject to any maximum length of coverage limits under applicable law or until he becomes eligible for benefits from a subsequent employer.

“Cause” in Mr. Darrell’s offer letter is defined as: (i) theft, dishonesty, misconduct or falsification of any employment or Logitech records; (ii) improper disclosure of Logitech’s confidential or proprietary information; (iii) failure or inability to perform any assigned duties after written notice from Logitech of, and a reasonable opportunity to cure, such failure or inability; (iv) conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs his ability to perform his duties; or (v) failure to cooperate in good faith with a governmental or internal investigation of Logitech or its directors, officers or employees, if Logitech has requested his cooperation. “Good reason” in Mr. Darrell’s offer letter is defined as: (i) a material reduction of his authority, duties or responsibilities, or (ii) if, by January 31, 2013, he is not reporting directly to the Logitech International Board of Directors as Chief Executive Officer. Mr. Darrell became Chief Executive Officer, reporting directly to the Board, on January 1, 2013.

If any amounts become payable to Mr. Darrell under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Darrell under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

If amounts payable to Mr. Darrell under any arrangement or agreement with Logitech are payable as a result of a change of ownership or control of Logitech and exceed the amount allowed under section 280G of the Code, and would be subject to the excise tax imposed by section 4999 of the Code, then, prior to the making of any Payments to Mr. Darrell, a “best-of” calculation will be made comparing (1) the total benefit to Mr. Darrell from the Payments after payment of the excise tax, to (2) the total benefit to Mr. Darrell if the Payments are reduced to the extent necessary to avoid being subject to the excise tax, and Mr. Darrell will be entitled to the Payments under the more favorable outcome.

Vincent Pilette Offer Letter

We entered into an offer letter with Vincent Pilette dated August 26, 2013. Under his offer letter, in the event he is terminated within the first two years after his employment start date without “cause” or resigns for good reason, other than after a change of control, he is entitled to receive severance benefits as follows:

  An amount equal to 100% of his then-current annual base salary, less applicable withholdings; plus

  An amount equal to 100% of his then-current annual targeted bonus amount, less applicable withholdings; plus

  One-third of his initial RSU grant for 175,000 units will accelerate and vest (as of September 15, 2014, 116,666 shares from this grant remain unvested); plus

  If the separation of service had occurred within the first year of service (note that, as of September 3, 2014, the one-year anniversary, Mr. Pilette is no longer entitled to these benefits), 100% of his initial RSU grant for 195,000 units would have accelerated and vested (as of September 15, 2014, this grant was completely vested); plus

  Executive-level outplacement services, in the amount of up to $15,000.

In each case, Mr. Pilette would also be entitled to have Logitech pay the premiums to continue his group health insurance coverage under COBRA for a period up to 12 months or until he becomes eligible for benefits from a subsequent employer.

“Cause” in Mr. Pilette’s offer letter is defined as: (i) willful dishonesty or fraud with respect to the business affairs of Logitech; (ii) intentional falsification of any employment or Logitech records, (iii) conviction (including any plea of guilty or no contest) of a felony which the Board of Directors of Logitech International reasonably believes materially impairs his ability to perform his duties for Logitech or adversely affects Logitech’s reputation or standing in the community, (iv) a willful act by him which constitutes misconduct (including, but not limited to, improper use or disclosure of the confidential or proprietary information of Logitech) and is injurious to Logitech, or (v) continued willful violations by him of his obligations to Logitech after there has been delivered to him a written demand for performance from Logitech which describes the basis for Logitech’s belief that he have not substantially performed his duties.

“Good reason” in Mr. Pilette’s offer letter is defined as: (i) a substantial reduction of the facilities and perquisites (including office space and location) available to him immediately prior to such reduction, without his expressed written consent and without good business reasons, (ii) a material reduction of his base salary, (iii) a material reduction in the kind or level of employee benefits to which he is entitled immediately prior to such reduction, with the result that his overall benefits package is significantly reduced, (iv) his relocation to a facility or location more than thirty (30) miles from his current location, without his expressed written consent, (v) the failure of Logitech and Logitech International to obtain the assumption of his letter agreement by any successor, or (vi) a material reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, without his expressed written consent (“demotion”).

If any amounts become payable to Mr. Pilette under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Pilette under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

If amounts payable to Mr. Pilette under any arrangement or agreement with Logitech are payable as a result of a change of ownership or control of Logitech and exceed the amount allowed under section 280G of the Code, and would be subject to the excise tax imposed by section 4999 of the Code, then the Payments are reduced to the extent necessary to avoid being subject to the excise tax.

Tables of Potential Payments Upon Termination or Change in Control

The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a listed executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2014, subject to the terms of the change of control agreement and the terms of the PSO, PSU and RSU award agreements with each of the listed executive officers.

For Mr. Darrell and Mr. Pilette, the additional table below estimates the amount of compensation that would have been paid in the event of an involuntary termination without cause, assuming that the termination was effective as of March 31, 2014, subject to the terms of the agreements with them. As of March 31, 2014, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.

The price used for determining the value of accelerated equity in the tables below was the closing price of Logitech’s shares on the Nasdaq Global Select Market on March 31, 2014, the last business day of the fiscal year, of $14.89. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2014 were calculated based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2014 of 1 to 1.13.

Potential Payments Upon Involuntary Termination After Change in Control

Name	Base Salary (1)	Bonus (2)	Other Benefits (3)	Value of Accelerated Equity Awards (4)	280G cut-back (5)	Total
Guerrino De Luca	500,000	575,000	13,465	4,467,000	-	5,555,465
Bracken P. Darrell (6)	750,000	862,500	30,419	10,345,080	-	11,987,999
Vincent Pilette	750,000	600,000	23,465	5,509,300	(610,682)	6,072,083
Marcel Stolk	580,363	583,753	8,657	3,355,330	n/a	4,528,102
L. Joseph Sullivan	415,000	385,950	22,713	2,796,955	(1,156,511)	2,464,107
____________________

(1)

Represents fiscal year 2014 annual base salary in effect on March 31, 2014. Mr. Pilette's agreement calls for 18 months of compensation continuation if his employment is terminated following a change of control during the first two years of his employment. Thereafter, Mr. Pilette is eligible for 12 months of compensation continuation. Mr. Stolk's salary amount was converted using the exchange rate of 1 CHF to 1.13 USD as of March 31, 2014.

(2)

Bonuses paid for fiscal year 2014 except for Mr. Pilette. Mr. Pilette's agreement provides for bonus based on annual target bonus. Mr. Stolk's bonus amount was converted using the exchange rate of 1 CHF to 1.13 USD as of March 31, 2014.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services ($15,000 for Mr. Pilette).

(4)

Represents, as of March 31, 2014, the aggregate intrinsic value (market value less exercise price) of unvested options and the aggregate market value of shares underlying all unvested RSUs PSUs, in each case held by the named executive officer as of March 31, 2014. For minimum performance conditions under the terms of the PSOs granted January 4, 2013, 50% of the conditions were met therefore, 50% of value were attributed to the shares subject to such PSOs. For the PSUs granted April 15, 2013, as of March 31, 2014 the performance condition were at a level which would have produced a payout percentage of 150% therefore, 150% of value were attributed to the shares subject to such PSUs. The minimum performance conditions for two of the PSOs granted to Mr. Darrell on April 16, 2012 were not met as of March 31, 2014 therefore no value were attributed to the shares subject to such PSOs. Mr. De Luca does not receive any acceleration of RSU or PSU vesting.

(5)

Under the Change of Control agreements for the executive officers listed above other than Mr. Darrell, there is a "280G cut-back" so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code.

(6)

For Mr. Darrell, if amounts payable under any arrangement or agreement with Logitech are payable as a result of a change of ownership or control of Logitech and exceed the amount allowed under section 280G of the Code, and would be subject to the excise tax imposed by section 4999 of the Code, then, prior to the making of any Payments to Mr. Darrell, a “best-of” calculation will be made comparing (1) the total benefit to Mr. Darrell from the Payments after payment of the excise tax, to (2) the total benefit to Mr. Darrell if the Payments are reduced to the extent necessary to avoid being subject to the excise tax, and Mr. Darrell will be entitled to the Payments under the more favorable outcome.

Potential Payments Upon Involuntary Termination

Name	Base Salary		Bonus		Equity		Total
Bracken Darrell (if terminating between April 2013 - April 2014)	$1,125,000	[1]	$1,125,000	[2]	n/a		$2,250,000
Bracken Darrell (if terminating between April 2014 - April 2015)	$750,000	[3]	$750,000	[4]	n/a		$1,500,000
Vincent Pilettte (if terminating between September 2013 - September 2014)	$500,000	[5]	$400,000	[6]	$3,772,128	[7]	$4,672,128
Vincent Pilettte (if terminating between September 2014 - September 2015)	$500,000	[8]	$400,000	[9]	$868,578	[10]	$1,768,578
____________________

(1)	Represents 150% of Mr. Darrell's fiscal year 2014 annual base salary in effect on March 31, 2014.

(2)	Represents 150% of Mr. Darrell's fiscal year 2014 target bonus in effect on March 31, 2014.

(3)	Represents 100% of Mr. Darrell's fiscal year 2014 annual base salary in effect on March 31, 2014.

(4)	Represents 100% of Mr. Darrell's fiscal year 2014 target bonus in effect on March 31, 2014.

(5)	Represents 100% of Mr. Pilette's fiscal year 2014 annual base salary in effect on March 31, 2014.

(6)	Represents 100% of Mr. Pilette's fiscal year 2014 annual base salary in effect on March 31, 2014.

(7)

Represents value of 33% vesting of Mr. Pilette's initial restricted stock unit grant for 175,000 shares (as of September 15, 2014 this grant was completely vested) and 100% of Mr. Pilette's restricted stock unit grant for 195,000 shares (as of September 15, 2014, 116,666 shares from this grant remain unvested) using Logitech's stock price in effect on March 31, 2014.

(8)	Represents 100% of Mr. Pilette's fiscal year 2014 annual base salary in effect on March 31, 2014.

(9)	Represents 100% of Mr. Pilette's fiscal year 2014 annual base salary in effect on March 31, 2014.

(10)

Represents value of 33% vesting of Mr. Pilette's initial restricted stock unit grant for 175,000 shares (as of September 15, 2014 this grant was completely vested) using Logitech's stock price in effect on March 31, 2014.

COMPENSATION OF DIRECTORS

For fiscal year 2014, the compensation of the members of the Board of Directors that are not Logitech employees, or non-employee directors, was established by the Committee for Board Compensation, which at the time consisted of Guerrino De Luca, our Chairman. For fiscal year 2015, the Committee for Board Compensation has been terminated, and the compensation of non-employee directors will be determined by the Compensation Committee, consisting entirely of independent directors, and recommended to the full Board for approval.

The general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. For fiscal year 2014, to assist the committee in its annual review of director compensation, Logitech’s compensation department provided director pay practices and compensation data compiled from the annual reports and proxy statements of companies within the NASDAQ 100 and technology companies generally considered comparable to Logitech.

For fiscal year 2014, cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service and payment for travel days in connection with Board meetings. Non-employee directors also receive an annual RSU grant based on a fixed market value. These grants vest on the one-year anniversary of Board service. For fiscal year 2014, the annual RSU grant value was adjusted from CHF 120,000 ($135,692) to CHF 135,000 ($152,654) to reflect increases in the market for board compensation.

Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation currently consists of the following elements:

	Total (CHF)	Total ($) (1)
Annual cash retainer	60,000	67,846
An additional annual cash retainer for the lead independent director.	20,000	22,615
Annual retainer for the Audit Committee chair.	40,000	45,231
Annual retainer for the Compensation Committee chair.	30,000	33,923
Annual retainer for non-chair Audit Committee members.	15,000	16,962
Annual retainer for non-chair Compensation Committee members.	10,000	11,308
Annual retainer for Nominating Committee members.	3,000	3,392
Annual RSU grant.	135,000	152,654
Compensation for the number of travel days spent traveling to attend Board and
committee meetings, per day rate.	2,500	2,827
Reimbursement of reasonable expenses for non-local travel (business class).
____________________

(1)	CHF amount was converted using the exchange rate of 1 Swiss Franc to 1.13 U.S. Dollar as of March 31, 2014.

Except for fees earned between Logitech’s 2013 Annual General Meeting and 2014 Annual General Meeting, non-employee Board members may elect to receive their Board fees in shares, net of withholdings. Any such shares are to be issued under the 2006 Stock Incentive Plan.

The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2014 to continuing members of the Board of Directors who were not executive officers as of March 31, 2014. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meeting, usually held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above.

Information regarding compensation paid to and the option and stock awards held by Guerrino De Luca and Bracken Darrell, the members of the Board of Directors that are Logitech executive officers as of fiscal year-end 2014, are presented in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table, respectively.

Non-Employee Director Summary Compensation for Fiscal Year 2014

Name	Fees Earned In Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Daniel Borel	73,535	149,224	222,759
Matthew Bousquette	154,611	147,016	301,627
Erh-Hsun Chang (3)	41,010	-	41,010
Kee-Lock Chua	117,938	147,016	264,954
Sally Davis	117,467	149,224	266,691
Didier Hirsch	118,315	147,016	265,331
Neil Hunt	96,161	147,016	243,177
Monika Ribar	108,888	149,224	258,112
____________________

(1)	CHF amount was converted using the exchange rate of 1 Swiss Franc to 1.13 U.S. Dollar as of March 31. 2014.

(2)

Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown is the aggregate grant date fair value of stock-related awards in fiscal year 2014 computed in accordance with ASC Topic 718 -- Compensation -- Stock Compensation, disregarding forfeiture assumptions. The market value used to calculate the aggregate value on March 31, 2014 was $14.89.

(3)	Mr. Chang did not stand for re-election as a director at the Annual General Meeting in September 2013.

The following table presents additional information with respect to the equity awards held as of March 31, 2014 by members of the Board of Directors who were not executive officers as of fiscal year-end.

In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted since fiscal year 2010 fully vest on approximately the one-year anniversary date of the grant.

Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year ($14.89 on March 31, 2014) and the option exercise price, and multiplying it by the number of outstanding options. Market value for RSUs is determined by multiplying the number of shares by the closing price of Logitech shares on the Nasdaq Global Select Market on the last trading day of the fiscal year.

Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise price in the table below for such options is based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2014 of 1 to 1.13.

Outstanding Equity Awards for Non-Employee Directors at Fiscal 2014 Year-End

		Option Awards					Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price / Share ($)		Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel Borel	09/05/13	-	-	-		-	18,400		273,976
	Total	-	-				18,400		273,976

Matthew Bousquette	06/16/05	60,000	-	15.41		-	-		-
	09/10/08	15,000	-	23.29		-	-		-
	09/05/13	-	-	-		-	18,400		273,976
	Total	75,000	-				18,400		273,976

Kee-Lock Chua	06/16/06	15,000	-	19.43		-	-		-
	09/05/13	-	-	-		-	18,400		273,976
	Total	15,000	-				18,400		273,976

Sally Davis	06/20/07	30,000	-	38.92	(3)	-	-		-
	09/05/13	-	-	-		-	18,400		273,976
	Total	30,000	-				18,400		273,976

Didier Hirsch	09/05/12	-	-	-		-	18,132	(5)	269,985
	09/06/13	-	-	-		-	18,400		273,976
	Total	-	-	-		-	36,532		543,961

Neil Hunt	09/05/13	-	-	-		-	18,400		273,976
	Total	-	-				18,400		273,976

Monika Ribar	06/24/04	80,000	-	16.58	(4)	-	-		-
	06/20/07	15,000	-	38.92	(3)	-	-		-
	09/05/13	-	-	-		-	18,400		273,976
	Total	95,000	-				18,400		273,976
____________________

(1)	Unless otherwise indicated, the shares subject to these options vest and become exercisable at a rate of 33% per year over three years from the grant date, on each yearly anniversary of the grant date.

(2)	Unless otherwise indicated, the shares subject to these stock awards vest in full on August 31 (approximately one year) following the grant date.

(3)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

(4)	The exercise price of the option as granted (as split-adjusted) is 14.68 Swiss Francs per share.

(5)	Represents a stock award of 27,200 shares, granted to Mr. Hirsch as a new director in 2012, which vests at a rate of 33% per year over 3 years from the grant date, on each yearly anniversary of the grant date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the shares that may be issued upon the exercise of options, (including PSOs and PPOs), RSUs, PSUs, and other rights under our employee equity compensation plans as of March 31, 2014. These plans include the 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”), 2006 Stock Incentive Plan and 2012 Stock Inducement Equity Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (this plan terminated in 2006).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c ) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity Compensation Plans Approved by Security Holders	14,130,206	(2)	$17	17,403,075
Equity Compensation Plans Not Approved by Security Holders	1,775,000	(3)	14	-
Total	15,905,206		$17	17,403,075
____________________

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)	Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.), 2006 Stock Incentive Plan and 1996 Stock Plan (which plan terminated in 2006).

(3)	Includes options and rights to acquire shares outstanding under our 2012 Stock Inducement Equity Plan adopted under the Nasdaq rules.

2012 Stock Inducement Equity Plan

Under the 2012 Stock Inducement Equity Plan, stock options and RSUs may be granted to eligible employees to serve as inducement material to enter into employment with the Company. Awards under the 2012 Stock Inducement Equity Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, based on individual written employment offer letters. The 2012 Stock Inducement Equity Plan has an expiration date of March 31, 2022. As of March 31, 2014, an aggregate of 1,800,000 shares was reserved for issuance under the 2012 Stock Inducement Equity Plan. As of March 31, 2014, no shares were available for issuance under this plan.

2006 Stock Incentive Plan

The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors of stock options, stock appreciation rights, restricted stock, and restricted stock units. As of March 31, 2014, Logitech has granted stock options (including PSOs), RSUs, and PSUs under the 2006 Stock Incentive Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Stock Incentive Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Stock Incentive Plan may be conditioned on continued employment, the passage of time, or the satisfaction of performance vesting criteria. As of March 31, 2014, an aggregate of 24.8 million shares is reserved for issuance under the 2006 Stock Incentive Plan. As of March 31, 2014, a total of 9,136,375 shares were available for issuance under this plan.

1996 Stock Plan

Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Stock Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights, or stock units under the 1996 Stock Plan. No further awards will be granted under the 1996 Stock Plan.

Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. During each offering period, payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 29 million shares have been reserved for issuance under both the 1996 and 2006 ESPPs. As of March 31, 2014, a total of 8,266,700 shares were available for issuance under these plans.

****************

Appendix A

Proposed Changes to the Articles of Incorporation of Logitech International S.A.

The table below shows the changes to the Articles of Incorporation of Logitech International S.A. proposed under agenda proposal 4 above.

The changes marked below are changes to the unofficial English version of the Company's Articles of Incorporation. These changes are presented for information purpose only, and do not have any official character. Only the changes proposed to the official French version of the Articles of Incorporation are binding in law.

Current text	Proposed Text	Explanation
Articles 1 to 5	[Unchanged]
Article 6
The Company shall maintain a share register which lists the names of the owners and beneficiaries of the shares as well as their domiciles.	[Unchanged]
Only those persons entered in the share register as owners shall be deemed to be shareholders of the Company.	[Unchanged]
The transfer of share ownership shall require delivery of the properly endorsed share certificate to the purchaser.	The transfer of ~~share~~ ownership of certificated shares shall require delivery of the properly endorsed share certificate to the purchaser.	Clarification to reflect the share transfer regime currently applicable under Swiss corporation law.
The transfer of ownership of shares held as book entry securities shall be carried out according to the provisions of the Swiss Book Entry Securities Act.

Registered shares not incorporated into a certificate as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof.	Registered shares not incorporated into a certificate and that are not held as book entry securities as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof.
When a shareholder appoints a bank as his agent to manage registered shares not incorporated into a certificate, such shares and the respective rights attached thereto likewise not incorporated into any certificate may be transferred only with the consent of said bank. Share pledging shall be possible only for the benefit of that bank; it is not necessary that the Company be notified.	[Repealed]
Articles 7 to 10	[Unchanged]
Article 11

Any shareholder may appoint a representative who need not be a shareholder, provided that person holds a written proxy. Members of the Board of Directors who are present shall decide whether to accept or refuse such proxies.

[Unchanged]
	Statutory provisions relating to the representations of shareholders by the independent proxy are reserved.	Under the Ordinance Against Excessive Compensation by Listed Companies ("ECLCO"), commonly referred to as the “Minder Ordinance”, which entered into effect on January 1, 2014, only the independent proxy appointed by shareholders can act in a capacity as an institutional representative of shareholders at general meeting. The Company is no longer allowed to represent shareholders at a general meeting of shareholders.

Article 12	[Unchanged]
Article 13
In the absence of any provision to the contrary in the law or these Articles of Incorporation, the general meeting of shareholders shall make resolutions and proceed to elections by an absolute majority of the votes cast. In the event of a tie vote, the vote of the chairman shall decide.	[Unchanged]
As a general rule, voting and elections shall be conducted by a show of hands; however, a secret ballot shall be used when the chairman so orders or when 25 shareholders present at the meeting shall so request.	As a general rule, voting and elections shall be conducted by a show of hands; however, a secret ballot shall be used when the ~~chairman~~ Chairman of the General Meeting so orders or when 25 shareholders present at the meeting shall so request. An electronic vote shall be deemed a secret ballot.	Clarification to reflect the generalization of electronic voting at general meetings.
B. BOARD OF DIRECTORS
Article 14
The Board of Directors of the Company shall be composed of at least three members appointed by the general meeting of shareholders for a term of one year and who shall be indefinitely re-eligible.	The Board of Directors of the Company shall be composed of at least three members ~~appointed~~  elected individually by the ~~general meeting of shareholders~~ General Meeting.for a term of ~~one year~~  office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.	Under the ECLCO, the members of the Board must be elected annually and individually. The term of office mandatorily ends at the closing of the subsequent Annual General Meeting.

	The Chairman of the Board of Directors shall also be appointed by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.	ECLCO requires that the Chairman of the Board be elected by shareholders. The term of office mandatorily ends at the closing of the subsequent Annual General Meeting.
The Board of Directors shall organize itself. It shall be called to a meeting by the chairman as often as business requires.	Unless provided otherwise in the law or these Articles of Incorporation, the Board of Directors shall organize itself. It shall be ~~called to a meeting by the chairman as often as business requires~~ entitled to elect one or more vice-chairmen, who shall assume the responsibilities of the Chairman of the Board of Directors if the latter is incapacitated.	Swiss law provides that, absent provisions to the contrary in the Articles of Incorporation, if the Chairman is incapacitated during his or her term of office, the Board appoints a substitute for the period until the following Annual General Meeting.
Article 15	[Unchanged]
Article 16
The Board of Directors shall have the non-transferable and inalienable powers provided for under Art. 716a of the CO.	[Unchanged]
It may make decisions on any matters which have not been reserved to the general meeting of shareholders.	It may make decisions on any matters which have not been reserved to ~~the general meeting of shareholders~~ another corporate body of the Company pursuant to the law or these Articles of Incorporation.	Clarification to reflect the fact that the Articles of Incorporation now grant specific powers to the Compensation Committee.
Article 17

The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members (delegates) or to third parties (managers) who need not be shareholders.	The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members ~~(delegates)~~ or to ~~third parties (managers)~~ other natural persons who need not be shareholders (the "Management Team").	ECLCO prohibits the Board to delegate powers to a body corporate.
Article 17 bis
[No corresponding provision]

No member of the Board of Directors shall assume more than ten (10) mandates in supreme management or supervisory bodies of legal entities outside the Logitech group, of which no more than four (4) may be in listed companies. In addition, Members of the Board of Directors may assume up to ten (10) non-remunerated mandates in the governing bodies of charitable or similar organizations. The Chairman of the Board of Directors must be informed of such mandates.

The limits contemplated in the preceding paragraph does not apply to mandates:
a) for companies controlled by the Company or that control the Company;
b) that a member of the Board of Directors assumes at the request of the Company or of a company controlled by it; and
c) for companies that are not required to be registered in the commercial registry in Switzerland or in an equivalent registry outside of Switzerland.

ECLCO requires that the Articles of Association specify the maximum number of mandates that members of the Board of Directors can assume outside the group formed by the company and its subsidiaries.

Mandates for legal entities under common control or at the request of such legal entities are counted as one single mandate for the purpose of this Article 17 bis.
Article 17 ter
[No corresponding provision]

The Board of Directors shall establish a Compensation Committee. The Compensation Committee shall be composed of at least two members of the Board of Directors, who shall be elected individually by the General Meeting for a term of office expiring after completion of the subsequent Annual General Meeting and who shall be indefinitely re-eligible.

The chairman of the Compensation Committee shall be appointed by the Board of Directors. The Compensation Committee shall otherwise organize itself.

The Compensation Committee shall support the Board of Directors in establishing and reviewing the Company's compensation strategy, guidelines and the performance targets, as well as in preparing the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Management Team. It may submit proposals to the Board of Directors in other compensation-related issues.

ECLCO requires that the Articles of Incorporation of the company describe at a high level the duties and powers of the Compensation Committee. The members of the Compensation Committee must be Board members and elected individually and annually by shareholders. The term of office of the members of the Compensation Committee mandatorily ends at the closing of the subsequent Annual General Meeting.

The Board of Directors shall set out in the organizational regulations (i) for which positions of the Board of Directors and of the Management Team the Compensation Committee shall submit proposals for the compensation, and (ii) for which positions the Compensation Committee shall determine such compensation in accordance with these Articles of Incorporation and the compensation guidelines.

The Board of Directors may delegate further tasks and powers to the Compensation Committee.

Article 18	[Unchanged]
[New Section]	C. MANAGEMENT TEAM
Article 18 bis
[No corresponding provision]

The Company or companies controlled by it may enter into agreements relating to the compensation of the members of the Management Team (the "employment agreements"). Fixed-term employment agreements shall run for a maximum period of one year. Employment agreements entered into for an indefinite period of time shall be subject to a maximum notice period of one year.

ECLCO requires that the Articles of Incorporation of the Company specify the maximum duration and notice period for agreements that define the remuneration of the members of the Board of Directors and Management Team, which cannot exceed one year in each case.

Employment agreements entered into with members of the Management Team may contemplate a prohibition of competition after termination of the relevant employment agreement. The total consideration for a prohibition of competition that applies after termination of an employment agreement and expiration of the applicable notice period, if any, shall not exceed, with respect to the entire period during which the prohibition of competition applies, the total annual compensation of the relevant member of the Management Team.

Article 18 ter
[No corresponding provision]

No member of the Management Team may assume more than five (5) mandates in supreme management or supervisory bodies of legal entities outside the Logitech group, of which no more than two (2) may be in listed companies. In addition, Members of the Management Team may assume up to five (5) non-remunerated mandates in the governing bodies of charitable or similar organizations. Any such mandate shall require the approval of the Board of Directors.

This restriction does not include mandates:

a) for companies controlled by the Company or that control the Company;
b) that a member of the Management Team assumes at the request of the Company or of a company controlled by it; and
c) for companies that are not required to be registered in the commercial registry in Switzerland or in an equivalent registry outside of Switzerland.

ECLCO requires that the Articles of Incorporation specify the maximum number of mandates that Executive Officers can assume outside the group formed by the company and its subsidiaries.

Mandates for legal entities under common control are counted as one single mandate for the purpose of this Article 18 ter.
C. AUDITORS	D. AUDITORS
Article 19
The general meeting of shareholders shall appoint one or several auditors as statutory auditors. It may appoint substitute auditors.	[Unchanged]
The tenure of the auditors shall be one year; such term shall end during the general meeting of shareholders to which the annual report must be submitted. Reappointment shall be possible.

The ~~tenure~~ term of office of the auditors shall be one year; ~~such term~~ it shall end ~~during the general meeting of shareholders to which the annual report must be submitted~~ after completion of the subsequent Annual General Meeting. Reappointment shall be possible.

Clarification of the current regime.
TITLE IV COMPENSATION
Article 19 bis
[No corresponding provision]

The compensation of the members of the Board of Directors who are not delegated management responsibilities shall consist of cash payments and shares or share equivalents. The value of cash compensation and shares or share equivalents shall correspond to a fixed amount, which shall reflect the functions and responsibilities assumed. The value of shares or share equivalents shall be calculated at market value.

ECLCO requires that the principles that govern the payment of variable compensation and equity grants to members of the Board of Directors be described in the Articles of Incorporation.

Members of the Board of Directors who are delegated management responsibilities shall be compensated in the manner contemplated in Article 19 ter below.

The Company shall reimburse the expenses incurred by the members of the Board of Directors. Expenses reimbursements are not part of the compensation.

Article 19 ter
[No corresponding provision]

The principal components of the compensation of the Management Team shall be: (i) base salary; (ii) performance-based cash compensation, in the form of incentive cash payments and (iii) equity incentive awards.

The base salary shall reward the relevant members of the Management Team for their individual contribution to the Company and their expected day-to-day services.

The performance-based cash compensation shall take appropriate account of the achievement of the Company's, individual employees' or other performance goals. The target level of the performance-based cash compensation elements shall be determined as a percentage of the base salary. The performance-based cash compensation may amount up to a pre-determined multiplier of the target level. Its amount may also reflect an overall assessment of the relevant employee's performance or the Company’s objectives.

ECLCO requires that the principles that govern the payment of variable compensation and equity grants to Executive Officers be described in the Articles of Incorporation.

Equity incentive awards shall provide, in particular, a direct incentive for future performances and align the interest of the Management Team with those of the Company's shareholders. Equity incentive awards shall be governed by performance metrics that take into account strategic or other objectives of the Company or by reference to the duration of the relevant employee's service to the Company or companies controlled by it.

The Board of Directors or, to the extent delegated to it, the Compensation Committee,shall determine performance metrics and target levels applicable to performance-based cash compensation and equity incentive awards, as well as their achievement.

Compensation may be paid or granted in the form of cash, shares, other benefits or in kind; compensation to members of the Management Team may also be paid or granted in the form of financial instruments or similar units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall decide upon each grant as well as the applicable vesting, blocking, exercise and forfeiture conditions; they may provide for continuation, acceleration or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as termination of employment or office or change of control. Compensation may be paid by the Company or companies controlled by it.

Members of the Management Team may participate in share purchase plans established by the Company or companies controlled by it, under the terms of which eligible employees may allocate a portion of their compensation to the purchase of shares of the Company at a discount to market price.

The Company shall reimburse the expenses incurred by the members of the Management Team. Expenses reimbursements are not part of the compensation.

Article 19 quater
[No corresponding provision]

Upon proposal of the Board of Directors, the General Meeting approves the maximum aggregate amount of the compensation of:

a) the Board of  Directors, for the period up to the next Annual General Meeting; and

b) the Management Team, for the next business year.

ECLCO requires that the aggregate compensation paid to the members of the Board of Directors and the aggregate compensation paid to Executive Officers be subject each year to a binding shareholder vote. The manner in which the remuneration is approved by shareholders (i.e. retrospectively or prospectively) must be specified in the Articles of Incorporation.

The Board of Directors may submit to the General Meeting for approval proposals in respect of maximum aggregate amounts and/or individual compensation components for other time periods and/or propose the payment of additional amounts for special or extraordinary services of some or all of the members of the Board of Directors or of the Management Team.

If the General Meeting rejects a proposal submitted by the Board of Directors, the latter shall submit an alternative proposal to the same or a subsequent General Meeting.

The Company or companies controlled by it may grant or pay compensation subject to subsequent ratification at a General Meeting and claw-back by the Company in case of rejection by the General Meeting.

Article 19 quinquies
[No corresponding provision]

If the maximum aggregate amount of compensation already approved by the General Meeting is not sufficient to also cover the compensation of one or more persons who become members of the Management Team during a compensation period for which the General Meeting has already approved the compensation of the Management Team (new hire),the Company or companies controlled by it shall be authorized to pay an additional amount with respect to the compensation period already approved. Such additional amount shall not exceed:

ECLCO allows companies to define in their Articles of Incorporation a "reserve amount" that can be used to compensate new hires at the Management Team's level until the compensation of the relevant person has been approved by shareholders.

	a)	for the head of the Management Team (CEO),one hundred and forty percent (140%) of the total annual compensation of the former CEO; and
	b)	for any new hire other than the CEO, one hundred and forty percent (140%) of the highest total annual compensation of any member of the Management Team other than the CEO.
Article 19 sexies
[No corresponding provision]

Subject to Article 19 quarter, paragraph 4, above, Members of the Board of Directors and the Management Team shall not receive credits or loans from the Company or from a company controlled by it.

Compensation paid to members of the Board of Directors or Management Team for activities in companies that are controlled by the Company shall be permitted. This compensation shall be included in the total compensation payable to the Board of Directors or Management Team, as applicable, which shall be subject to the approval of the General Meeting.

ECLCO declares any loan, credit or retirement benefit in favor of members of the Board of Directors or Management Team illegal unless they are contemplated in the company's Articles of Incorporation.

Under ECLCO, payment of compensation to members of the Board of Directors or Management Team by group companies is only permitted if contemplated in the company's Articles of Incorporation and included in the compensation approved by shareholders.

Pension contributions and benefits shall be made or provided in accordance with the regulations applicable to the pension schemes in which the Company or the companies controlled by it participate in Switzerland or abroad.

TITLE IV BUSINESS YEAR, ANNUAL ACCOUNTS AND ALLOCATION OF PROFITS	TITLE V [Unchanged]
Articles 20 to 22	[Unchanged]
TITLE V LIQUIDATION	TITLE VI [Unchanged]
Article 23	[Unchanged]
TITLE VI PUBLIC NOTICES – COMMUNICATIONS	TITLE VII [Unchanged]
Article 24	[Unchanged]
TITLE VII CONDITIONAL CAPITAL	TITLE VIII [Unchanged]
Articles 25 and 26	[Unchanged]

***********

These articles of incorporation were approved on June 24th, 1993, and modified on June 27th, 1996, February 13th, 1998, June 25th, 1998, June 23rd and June 29th, 2000, March 19th, 2001, May 1st, 2001, June 1st and 28th, 2001, June 26th and 27th, 2002, June 24th, 2004, June 16th, 2005, June 16th, 2006, June 19th, June 20th, 2007, September 10, 2008, September 11, 2008, September 8, 2010 and September 5, 2012.

***********

These articles of incorporation were approved on June 24th, 1993, and modified on June 27th, 1996, February 13th, 1998, June 25th, 1998, June 23rd and June 29th, 2000, March 19th, 2001, May 1st, 2001, June 1st and 28th, 2001, June 26th and 27th, 2002, June 24th, 2004, June 16th, 2005, June 16th, 2006, June 19th, June 20th, 2007, September 10, 2008, September 11, 2008, September 8, 2010, ~~and~~ September 5, 2012 and [•] 2014.

This Response Coupon is solicited on behalf of the Board of Directors of Logitech International S.A. The Board recommends a vote “For” each of Proposals 1-11

*111111* Shareholder Hans Muster, 8000 Zürich Number of shares 1'000	Mr Hans Muster Bahnhofstrasse 1 8000 Zürich Switzerland

Response Coupon for the 26th Annual General Meeting of LOGITECH INTERNATIONAL S.A.
[TBD] – 14:00 (registration starts at 13:30)
[TBD] - Lausanne, Switzerland

Please complete and return this form by [TBD] in the appropriate enclosed postage paid return envelope.

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name(s).

☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person:

Name and address of proxy:

Use for Option 1 and 2 the reply envelope: Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, 6343 Rotkreuz, Switzerland

☐

Option 3: I/we authorize the independent representative, Ms. Béatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035, 1002 Lausanne, Switzerland, to represent me/us at the Annual General Meeting.
If you wish to issue any instructions, please complete and sign the reverse side of this form.

Use for Option 3 the reply envelope: Ms. Béatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035, 1002 Lausanne, Switzerland

We invite you to visit the Investors section of our website for more information, including our Letter to Shareholders and the Invitation & Proxy Statement (available in English, German and French). Please mark the box below to receive a printed copy of the Annual Report and Invitation & Proxy Statement (available in English only) through postal mail.

☐	I/we wish to receive a hard copy of the Annual Report and Invitation & Proxy Statement.

Please print your email address in the space provided below. In the future, with your permission, we would like to introduce additional shareholder communication via email. We will not intentionally share, sell or distribute this information, except as required by law or company policy.

Name:	Email Address:

Date:	Signature:
EA

Instructions for the independent proxy Please tick only one box per item		For	Against	Abstain
1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2014	☐	☐	☐
2.	Advisory vote on executive compensation	☐	☐	☐
3.	Appropriation of retained earnings and declaration of dividend	☐	☐	☐
4.	Amendment of the Company’s Articles of Incorporation	☐	☐	☐
5.	Authorization to exceed 10% holding of own share capital	☐	☐	☐
6.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2014	☐	☐	☐
7.	Elections to the Board of Directors
7.1	Re-election of Mr. Daniel Borel	☐	☐	☐
7.2	Re-election of Mr. Matthew Bousquette	☐	☐	☐
7.3	Re-election of Mr. Kee-Lock Chua	☐	☐	☐
7.4	Re-election of Ms. Sally Davis	☐	☐	☐
7.5	Re-election of Mr. Bracken P. Darrell	☐	☐	☐
7.6	Re-election of Mr. Guerrino De Luca	☐	☐	☐
7.7	Re-election of Mr. Didier Hirsch	☐	☐	☐
7.8	Re-election of Dr. Neil Hunt	☐	☐	☐
7.9	Re-election of Ms. Monika Ribar	☐	☐	☐
7.10	Election of Mr. Dimitri Panayotopoulos	☐	☐	☐
8.	Election of the Chairman of the Board
9.	Elections to the Compensation Committee
9.1	Election of Mr. Matthew Bousquette	☐	☐	☐
9.2	Election of Ms. Sally Davis	☐	☐	☐
9.3	Election of Dr. Neil Hunt	☐	☐	☐
9.4	Election of Ms. Monika Ribar	☐	☐	☐
10.	Election of [TBD] as Logitech’s auditors and ratification of the appointment of [TBD] as Logitech’s independent registered public accounting firm for fiscal year 2015	☐	☐	☐
11.	Election of Ms. Béatrice Ehlers as Independent Representative	☐	☐	☐
If additional or amended proposals in connection with the proposals contained in the Invitation are formulated at the Annual General Meeting, I instruct the Independent Representative to vote as follows:
	In favor of the motions of the Board of Directors	☐
	Against the proposals		☐
	Abstain			☐
To the extent that you do not give specific voting instructions with respect to one or several of the above proposals, by signing this form you instruct the Independent Representative to exercise your vote on the corresponding proposal in favor of the recommendations of the Board of Directors for the proposals contained in the invitation as well as for new and amended proposals that could be formulated during the course of the Annual General Meeting.
EB